Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

SIZMEK INC.,

FUEL ACQUISITION CO.

and

ROCKET FUEL INC.

Dated July 17, 2017

i

(Continued)

(Continued)

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Page

Exhibit A	Form of Tender and Support Agreement
Exhibit B	Conditions to the Offer

AGREEMENT AND PLAN OF MERGER

This agreement and plan of merger (this “Agreement”) is dated July 17, 2017, among Sizmek Inc., a Delaware corporation (“Parent”), Fuel Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Rocket Fuel Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the meanings given to them in Article I.

RECITALS

A.            It is proposed that Merger Sub commence a tender offer to acquire all of the outstanding shares of Company Common Stock for the consideration and upon the terms and subject to the conditions set forth in this Agreement (the “Offer”).

B.            It is also proposed that, as soon as practicable following the consummation of the Offer, the Parties will effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company being the surviving entity, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”).

C.            The Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement.

D.            In connection with the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be automatically converted into the right to receive the Per Share Price upon the terms and conditions set forth in this Agreement and in accordance with the DGCL.

E.            The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the Offer and the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth in this Agreement; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Offer and the Merger upon the terms and subject to the conditions set forth in this Agreement; and (iii) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer.

F.             Each of the boards of directors of Parent and Merger Sub has (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations under this Agreement, and the consummation of the Offer and the Merger upon the terms and subject to the conditions set forth in this Agreement.

G.            Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain Company

Stockholders are executing and delivering tender and support agreements in favor of Parent and Merger Sub in the form attached as Exhibit A (the “Tender and Support Agreements”) pursuant to which those Company Stockholders will, among other things, agree to tender all outstanding shares of Company Common Stock beneficially owned by them to Merger Sub in response to the Offer.

AGREEMENT

The Parties therefore agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1          Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

(a)           “Acceptable Confidentiality Agreement” means (i) a customary confidentiality agreement containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any provisions that would prohibit the making of any Acquisition Proposal to the Company or Company Board (or committee thereof)); or (ii) any confidentiality agreement entered into prior to the execution and delivery of this Agreement.

(b)           “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to an Acquisition Transaction.

(c)           “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)            any direct or indirect purchase or other acquisition by any Person or Group, whether from the Company or any other Person, of securities representing more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such tender offer or exchange offer;

(ii)           any direct or indirect purchase (including by way of a merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction), license or other acquisition by any Person or Group of assets constituting or accounting for more than 15% of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole, or any transfer of ownership of the Company’s Media Services (as defined in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2016) business by way of transfer of employees, provision of services or otherwise; or

(iii)          any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of its Subsidiaries whose business accounts for more than 15% of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole), where the stockholders of the Company (or such Subsidiary) prior to the transaction will not own, directly or indirectly, at least 85% of the surviving company.

(d)           “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(e)           “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger and the Offer.

(f)            “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2016, set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2016.

(g)           “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco is closed.

(h)           “Bylaws” means the bylaws of the Company in effect as of the date of this Agreement.

(i)            “Capitalization Date” means 5:00 p.m., Pacific time, on July 14, 2017.

(j)            “Cash on Hand” means, with respect to the Company and its Subsidiaries, all cash, cash equivalents and marketable securities, in each case determined in accordance with GAAP and expressed in U.S. dollars. For the avoidance of doubt, “Cash on Hand” shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit in the accounts of the Company and its Subsidiaries.

(k)           “Certificate of Merger” means the certificate of merger, in customary form, relating to the Merger.

(l)            “Charter” means the Amended and Restated Certificate of Incorporation of the Company in effect as of the date of this Agreement.

(m)          “Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, then any state or federal court in the State of Delaware).

(n)           “Code” means the Internal Revenue Code of 1986.

(o)           “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, health or medical benefits, employee assistance program, sick leave, vacation, deferred compensation, severance, termination, post-employment or retirement benefits, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or binding arrangements (whether or not in writing) that is in each case maintained or contributed to for the benefit of any current or former employee, individual service provider or director of the Company or any of its Subsidiaries or any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414 of the Code (an “ERISA Affiliate”) or with respect to which the Company or any of its Subsidiaries has any liability, contingent or otherwise.

(p)           “Company Board” means the Board of Directors of the Company.

(q)           “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(r)            “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(s)            “Company Financial Advisor” means Needham & Company LLC.

(t)            “Company Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries.

(u)           “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (A) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; or (B) would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger; provided, however, that, with respect to clause (A) only, none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a

Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i)            changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(ii)           changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(iii)          changes in conditions in the industries in which the Company and its Subsidiaries conduct business (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(iv)          changes in regulatory, legislative or political conditions in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(v)           any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(vi)          earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world (except to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of similar size operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

(vii)         any Effect resulting from the public announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, partners, vendors, Governmental Authorities or any other third Person (other than for purposes of any representation or warranty contained in Section 4.5);

(viii)        the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(ix)          any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including via email) following the date of this Agreement;

(x)           changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing) or changes in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate;

(xi)          changes in the price or trading volume of the Company Common Stock in each case in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii)         any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii)        the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xiv)        any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or any other transaction contemplated by this Agreement; and

(xv)         any matters expressly disclosed in the Company Disclosure Letter.

(v)           “Company Options” means any options to purchase shares of Company Common Stock outstanding pursuant to any of the Company Stock Plans or otherwise (other than the ESPP).

(w)          “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(x)           “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(y)           “Company Restricted Stock” means any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are unvested. For purposes of this Agreement, a share of Company Common Stock will be deemed to be “unvested” if such share is not vested or is subject to a repurchase right, risk of forfeiture or other condition, in each case, under any applicable stock restriction agreement or other agreement with the Company.

(z)           “Company RSUs” means all issued and outstanding units or awards, other than Company Options, pursuant to which the holder thereof is or may become entitled to acquire one or more shares of Company Common Stock or the cash equivalent thereof or compensation otherwise based upon the value of a share of the Company’s Common Stock, in each case, upon such holder’s continued service with or employment by the Company or any Subsidiary of the Company or upon the satisfaction or attainment of one or more performance milestones.

(aa)         “Company Stock Plans” means the compensatory plans set forth in Section 1.1(aa) of the Company Disclosure Letter.

(bb)         “Company Stock-Based Award” means each award of Company Restricted Stock or Company RSUs.

(cc)         “Company Stockholders” means the holders of shares of Company Capital Stock.

(dd)         “Confidentiality Agreement” means the confidentiality letter agreement, dated March 22, 2017, between the Company and Vector Capital Management, L.P.

(ee)         “Consent” means any consent, approval, clearance, waiver, Permit or order.

(ff)          “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(gg)         “Contract” means any written contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument.

(hh)         “Credit Agreement” means the Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of December 31, 2014, by and among the Company, the lenders that are party thereto and Comerica Bank, as administrative agent for the lenders, as amended.

(ii)           “D&O Insurance” means the Company’s current directors’ and officers’ liability insurance.

(jj)           “DGCL” means the General Corporation Law of the State of Delaware.

(kk)         “DOJ” means the United States Department of Justice or any successor thereto.

(ll)           “DTC” means the Depository Trust Company.

(mm)      “Environmental Law” means all applicable federal, national, state, provincial or local Laws, issued or promulgated by any Governmental Authority, relating to pollution, worker health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(nn)         “ERISA” means the Employee Retirement Income Security Act of 1974.

(oo)         “ESPP” means the Company’s 2013 Employee Stock Purchase Plan, as amended and restated on March 9, 2016.

(pp)         “Exchange Act” means the Securities Exchange Act of 1934.

(qq)         “Financing Sources” means the Persons (if any) that have committed to provide Debt Financing (if any) in connection with the Offer and the Merger, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.

(rr)           “FTC” means the United States Federal Trade Commission or any successor thereto.

(ss)          “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(tt)           “Governmental Authority” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission of any governmental authority or other governmental authority or instrumentality, whether domestic, foreign or supranational.

(uu)         “Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.

(vv)         “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” including petroleum and petroleum products.

(ww)       “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(xx)         “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software; (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person; (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others; (vii) net cash payment obligations of such Person under swaps (including interest rate and currency swap arrangements), options, derivatives and other hedging agreements or arrangements; (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person; (ix) deferred purchase price liabilities related to past acquisitions; (x) all obligations arising in connection with earnouts or other contingent payment obligations; (xi) all liabilities and obligations relating to deferred compensation, defined benefit pension, termination indemnity, gratuity or other unfunded or underfunded benefit plans or arrangements and the employer portion of any payroll, social security, unemployment or similar Taxes relating thereto; and (xii) all obligations arising from any breach of any of the foregoing.

(yy)         “Intellectual Property” means the rights associated with or arising under any of the following anywhere in the world: (i) patents and applications therefor (“Patents”); (ii) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, trade names, logos, and service marks, and trademark and service mark registrations and applications therefor (“Marks”); (iv) trade secrets rights and corresponding rights in confidential business and technical information and know-how (“Trade Secrets”); and (v) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(zz)         “Intervening Event” means any Effect that (i) as of the date of this Agreement was not known to the Company Board, or the material consequences of which (based on facts known to the members of the Company Board as of the date of this Agreement) were not reasonably foreseeable as of the date of this Agreement; and (ii) does not relate (A) to an Acquisition

Proposal or (B) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (B) may be considered and taken into account).

(aaa)      “IRS” means the United States Internal Revenue Service or any successor thereto.

(bbb)      “Knowledge” of a Person, with respect to any matter in question, means, with respect to the Company, the actual knowledge as of the date of this Agreement of the individuals set forth on Section 1.1(bbb) of the Company Disclosure Letter, in each case after reasonable inquiry of those employees of the Company who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving the Company Intellectual Property, Knowledge does not require the Company, or any of its directors, officers or employees, to have conducted or have obtained any freedom to operate opinions or any Patent, Mark or other Intellectual Property clearance searches. If not conducted or obtained, no knowledge of any Patents, Marks or other Intellectual Property of any third Person that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.

(ccc)       “Law” means any statute, law (including common law), ordinance, rule, regulation or stock exchange listing requirement.

(ddd)      “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, investigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(eee)       “Material Contract” means any of the following Contracts:

(i)            any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as a whole;

(ii)           any Contract with any of the 20 largest customers of the Company and its Subsidiaries, taken as a whole, determined on the basis of payments received by the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2016;

(iii)          the IP Contracts;

(iv)          any Contract containing any covenant or other provision (A) limiting the right of the Company or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any line of business; (B) prohibiting the Company or any of its Subsidiaries from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company or any of its Subsidiaries pursuant to any “most favored nation” or exclusivity provision that is material to the

Company, other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less; or (2) are not material to the Company and its Subsidiaries, taken as a whole;

(v)           any Contract (A) relating to the disposition or acquisition of assets by the Company or any of its Subsidiaries with a value greater than $500,000 after the date of this Agreement other than in the ordinary course of business; or (B) pursuant to which the Company or any of its Subsidiaries will, or has the right to, acquire any ownership interest in any Person (other than any Subsidiary of the Company) after the date of this Agreement;

(vi)          any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $250,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(vii)         any Lease or Sublease set forth in Section 4.14(b) of the Company Disclosure Letter or Section 4.14(c) of the Company Disclosure Letter;

(viii)        any Contract that involves a material joint venture, limited liability company or partnership;

(ix)          any employment, management, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation Contract not terminable at will (and without any liability other than the minimum required by applicable Law) by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing obligations as of the date of this Agreement with any member of the Company Board, any executive officer or any other employee or individual service provider whose annual cash compensation for 2017 is expected to exceed $200,000;

(x)           any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company Stock-Based Awards or Company Options);

(xi)          any Contract providing for cash severance payments in excess of $200,000 (other than those pursuant to which such severance is required by applicable Law);

(xii)         any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries, other than Contracts entered into on substantially the same form as the Company or its Subsidiaries’ standard forms previously made available to Parent;

(xiii)        any Contract that is an agreement in settlement of a dispute that imposes material obligations or liabilities on the Company or any of its Subsidiaries after the date of this Agreement; and

(xiv)        any Contract (A) between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Authority, on the other hand, for which performance is ongoing as of the date of this Agreement or has concluded on or after July 17, 2014; or (B) between the Company or any Subsidiary of the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Authority for which performance is ongoing as of the date of this Agreement or has concluded on or after July 17, 2014 (each, a “Government Contract”).

(fff)        “MRA Award” means any Company Option or Company Stock-Based Award that is not a Vested Company Option, an Accelerated Restricted Stock Award or a Vested RSU and is otherwise eligible for acceleration of vesting pursuant to a Management Retention Agreement between the holder of such Company Option or Company Stock-Based Award and the Company (such an agreement, an “MRA”), excluding any Company RSU that was subject to performance-based vesting conditions as of the date of grant of such Company RSU.

(ggg)       “Nasdaq” means the Nasdaq Stock Market LLC.

(hhh)      “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, would reasonably be expected to prevent or materially impair or materially delay the consummation of the Offer or the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

(iii)          “Permit” means any permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities.

(jjj)         “Permitted Lien” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) third Person leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) entered into the ordinary course of business under which there exists no material default; (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), in each case that do not adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) zoning, building and other similar codes or restrictions that are not violated in any material respect by the current use or occupancy of the real property subject thereto; (ix) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the SEC Reports; (x) non-exclusive licenses to Company Intellectual Property entered into in the ordinary course of business; (xi) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not have a Company Material Adverse Effect; (xii) statutory, common law or contractual liens of landlords; (xiii) liens against the interests of the landlord or owner of any Company properties unless caused by the Company or any of its Subsidiaries; (xiv) restrictions on transfer of securities imposed by applicable securities Laws; and (xv) and liens securing the obligations under the Credit Agreement.

(kkk)      “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(lll)          “Public International Organization” means any public international organization covered by the Foreign Corrupt Practices Act of 1977.

(mmm)  “Public Official” means anyone who holds a legislative, administrative or judicial position of any kind, whether appointed or elected.

(nnn)      “Registered Intellectual Property” means all (i) Patents; (ii) registered Marks; and (iii) registered Copyrights.

(ooo)      “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(ppp)      “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(qqq)      “Securities Act” means the Securities Act of 1933.

(rrr)         “Sponsor” means Vector Capital IV, L.P., a Delaware limited partnership.

(sss)        “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(ttt)         “Superior Proposal” means any bona fide, written Acquisition Proposal on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account (i) any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination; and (ii) those factors and matters deemed relevant in good faith by the Company Board (or any committee thereof), including the (A) identity of the Person making the proposal; (B) likelihood of consummation in accordance with the terms of such proposal; and (C) legal, financial (including the financing terms), regulatory, timing and other aspects of such proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(uuu)      “Tax” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

(vvv)      “Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amendment thereto and any other document filed or required to be filed with any Governmental Authority relating to Taxes.

(www)    “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, Affiliates or directors or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Offer or the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Schedule 14D-9 or Schedule TO.

1.2          Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Accelerated Company Option	3.8(a)
Accelerated Restricted Stock Award	3.8(a)
Accelerated RSU	3.8(c)
Acceptance Time	2.1(d)
Agreement	Preamble
Alternative Acquisition Agreement	6.4(a)
Arrangements	7.8
Certificates	3.9(c)(i)
Closing	3.3
Closing Date	3.3
Company	Preamble
Company Board Recommendation	4.3(a)
Company Board Recommendation Change	6.4(c)(i)
Company Compensation Committee	7.8

Company Disclosure Letter	1.4
Company Privacy Policy	4.16(j)
Company Related Parties	9.3(e)(ii)
Company SEC Reports	4.9
Company Securities	4.7(c)
Copyrights	1.1(yy)
Debt Financing	7.4(a)
Dissenting Company Shares	3.7(c)(i)
DTC Payment	3.9(d)
Effect	1.1(u)
Effective Time	3.2
Electronic Delivery	10.12
Enforceability Limitations	4.2
Equity Commitment Letter	5.9
Equity Financing	5.9
ERISA Affiliate	1.1(o)
Exchange Fund	3.9(b)
Excluded Party	6.3(a)
Government Contract	1.1(eee)(xiv)
Group Welfare Benefits	7.10(c)
Indemnified Persons	7.9(a)
International Employee Plans	4.18(a)
IP Contracts	4.16(d)
Lease	4.14(b)
Leased Real Property	4.14(b)
Marks	1.1(yy)
Maximum Annual Premium	7.9(c)
Merger	Recitals
Merger Sub	Preamble
Minimum Condition	2.1(a)(i)
MRA	1.1(fff)
New Plans	7.10(d)
Notice Period	6.4(d)(ii)(C)
Offer	Recitals
Offer Condition	2.1(a)(ii)
Offer Documents	2.1(e)(i)(A)
Offer to Purchase	2.1(a)
Old Plans	7.10(d)
Owned Company Shares	3.7(a)(ii)
Parent	Preamble
Parent Liability Limitation	9.3(e)
Party	Preamble
Patents	1.1(yy)
Payment Agent	3.9(a)
Per Share Price	2.1(a)

Prospective Acquirer	6.3(a)
Reimbursement Obligations	7.4(f)
Representatives	6.4(a)
Schedule 14D-9	2.2(b)
Schedule TO	2.1(e)(i)(A)
SEC Reports	Article IV
Sublease	4.14(c)
Surviving Corporation	3.1
Tail Policy	7.9(c)
Tender and Support Agreements	Recitals
Termination Date	9.1(c)
Termination Fee	9.3(b)(i)
Trade Control Laws	4.26(a)
Trade Secrets	1.1(yy)
Transaction Solicitation Period	6.3(a)
Uncertificated Shares	3.9(c)(ii)
Vested Company Option	3.8(a)
Vested Option Consideration	3.8(a)
Vested Restricted Stock Consideration	3.8(b)
Vested RSU	3.8(c)
Vested RSU Consideration	3.8(c)
Willful Breach Requirements	9.3(e)

1.3          Certain Interpretations.

(a)           References to this Agreement. Unless otherwise indicated, when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable.

(b)           Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)           Neither, etc. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)           Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e)           Dollars. When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f)            Gender and Number. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document.

(g)           References to Parties. When reference is made to any party to this Agreement or any other agreement or document, such reference includes that party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h)           References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i)            Legislation. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(j)            Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP.

(k)           Headings. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(l)            Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is a non-Business Day, then the period in question will end on the next Business Day; (iii) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (iv) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(m)          Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, they waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n)           Summaries. No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or document.

(o)           No Admission. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including any violation of Law or breach of contract. No reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed, in and of itself, as an admission or representation that such item or other matter is “material” or would have a “Company Material Adverse Effect,” is or is not in the ordinary course of business or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Letter.

(p)           No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(q)           Made Available. Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been, at least 24 hours prior to the execution and delivery of this Agreement, (i) posted to a virtual data room managed by the Company at https://www.box.com; (ii) filed with or furnished to the SEC and available on EDGAR; or (iii) delivered or provided to Parent or its Affiliates or Representatives.

1.4          Company Disclosure Letter. The information set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the “Company Disclosure Letter”) is disclosed under separate and appropriate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information disclosed in any numbered or lettered part of the Company Disclosure Letter (including in any appendix, annex or exhibit attached thereto) shall be deemed to relate to and qualify only the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that (a) such information is cross-referenced in another part of the Company Disclosure Letter or (b) the applicability of such information to another Section or subsection of this Agreement is reasonably apparent on its face.

ARTICLE II
THE OFFER

2.1          The Offer.

(a)           Terms and Conditions of the Offer. So long as this Agreement has not been terminated pursuant to Article IX, promptly following the date of this Agreement, Merger Sub will

(and Parent will cause Merger Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase all shares of Company Common Stock (it being understood that the Parties will use their respective reasonable best efforts to commence the Offer within 10 Business Days after the date of this Agreement). In the Offer, each share of Company Common Stock that is accepted by Merger Sub in accordance with the terms and subject to the conditions of the Offer will be exchanged for the right to receive in cash an amount equal to $2.60, without interest thereon (the “Per Share Price”) and subject to any deduction or withholding of Taxes required by applicable Law. The Offer will be made by means of an offer to purchase (the “Offer to Purchase”) that (A) is disseminated to all of the Company Stockholders as and to the extent required by the Exchange Act and (B) contains the terms and conditions set forth in this Agreement. The obligations of Merger Sub to accept for payment, and pay for, any shares of Company Common Stock validly tendered pursuant to the Offer are subject only to the satisfaction or waiver by Parent or Merger Sub (to the extent permitted under this Agreement) of:

(i)            the condition that, prior to the expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of shares of Company Common Stock that, together with the shares of Company Common Stock then owned by Parent and Merger Sub (if any), represents in the aggregate at least one share more than 50% of the outstanding shares of Company Common Stock as of the expiration of the Offer (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) (the “Minimum Condition”); and

(ii)           the other conditions set forth in Exhibit B ((i) and (ii) together, the “Offer Conditions”).

(b)           Changes to the Offer. Merger Sub expressly reserves the right to waive, in whole or in part, any of the Offer Conditions and to make any change in the terms of, or conditions to, the Offer. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, without the prior written consent of the Company, Merger Sub may not (and Parent will not permit Merger Sub to) (i) waive the Minimum Condition or any of the conditions set forth in Sections (1), (3) or (9) of Exhibit B or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer; (B) decreases the consideration in the Offer or the number of shares of Company Common Stock sought in the Offer; (C) extends the Offer, other than in accordance with the provisions of Section 2.1(c); (D) imposes conditions to the Offer other than those set forth in Exhibit B; or (E) is adverse to the Company Stockholders.

(c)           Expiration and Extension of the Offer.

(i)            Initial Expiration. Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer will expire at midnight, Eastern time, at the end of the day on the date that is the later of (A) 20 Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) promulgated under the Exchange Act) after the date that the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) and (B) the expiration of the Transaction Solicitation Period. If the Offer is extended pursuant to and in accordance with this Agreement, then the Offer will expire on the date and at the time to which the Offer has been so extended.

(ii)           Extensions. Notwithstanding the provisions of Section 2.1(c)(i) or anything to the contrary set forth in this Agreement, but subject to the Parties’ respective termination rights under Article IX, (A) Merger Sub will (and Parent will cause Merger Sub to) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer or for any period otherwise required by any Law that is applicable to the Offer; and (B) if any of the Offer Conditions have not been satisfied or waived as of any then-scheduled expiration of the Offer, then Merger Sub will (and Parent will cause Merger Sub to) extend the Offer for successive extension periods of up to 10 Business Days each in order to permit such Offer Conditions to be satisfied or waived. Any such extension will not be deemed to impair, limit, or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Article IX. Notwithstanding anything to the contrary in this Section 2.1, Merger Sub shall not be required to extend the Offer to a date later than the Termination Date or the date of valid termination of this Agreement in accordance with its terms.

(iii)          No Subsequent Offering Period. Neither Parent nor Merger Sub will extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than pursuant to and in accordance with the provisions of Section 2.1(c)(ii) without the prior written consent of the Company.

(iv)          No Termination of the Offer. Neither Parent nor Merger Sub will terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX. Following any valid termination of this Agreement in accordance with Article IX, Merger Sub will (and Parent will cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one Business Day) after such termination of this Agreement.

(d)           Payment for Shares of Company Common Stock. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and the Offer, Merger Sub will (and Parent will cause Merger Sub to) accept for payment, and pay for, all shares of Company Common Stock that are validly tendered and not withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 2.1(c)(ii)) (the time of such acceptance, the “Acceptance Time”). Without limiting the generality of the foregoing, Parent will provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer. Without the prior written consent of the Company, Merger Sub will not accept for payment or pay for any shares of Company Common Stock if, as a result, Merger Sub would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition. The consideration in the Offer payable in respect of each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer will be paid net to the holder thereof in cash, without any interest thereon and subject to any deduction or withholding of Taxes required by applicable Law in respect thereof.

(e)                                  Schedule TO; Offer Documents.

(i)                                     Schedule TO. As soon as practicable on the date that the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Merger Sub will:

(A)                               prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO will contain (A) as an exhibit the Offer to Purchase and forms of letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer; and (B) notice to Company Stockholders informing them of their rights of appraisal in respect of their shares of Company Common Stock in accordance with Section 262 of the DGCL (together with all amendments and supplements thereto, the “Offer Documents”);

(B)                               deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(C)                               give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to Nasdaq in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(D)                               cause the Offer Documents to be disseminated to all Company Stockholders as and to the extent required by the Exchange Act.

(ii)                                  Offer Documents. Subject to Section 6.4, the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board that relate to the Offer. The Company will promptly furnish in writing to Parent and Merger Sub all information concerning the Company, its Subsidiaries and Company Stockholders that is required by any applicable Law to be included in the Offer Documents so as to enable Parent and Merger Sub to comply with their obligations under, or information reasonably requested in connection with the actions contemplated by, this Section 2.1(e). Parent, Merger Sub and the Company will cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents in order to satisfy any applicable Law. Parent and Merger Sub shall cause the Offer Documents to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that no covenant is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion in the Offer Documents. The Company shall cause the information supplied by it specifically for inclusion in the Offer Documents, at the respective times the Offer Documents are filed with the SEC, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company will promptly correct any information provided by it or any of its respective directors, officers, employees, Affiliates, agents or other Representatives for use in the Offer Documents if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub will take all steps necessary to cause the Offer Documents, including as so corrected (if applicable), to be filed with the SEC and to be disseminated to the Company Stockholders, in each case, as and to the extent required by, and in compliance with, applicable Law. Parent and Merger Sub will provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to filing them with the SEC, and Parent and Merger Sub will give reasonable and good faith consideration to any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel will provide any comments thereon as soon as reasonably practicable). Parent and Merger Sub will promptly provide in writing to the Company and its counsel any and all comments or other communications, whether written or oral, that Parent, Merger Sub or their respective counsel may receive from the SEC or its staff with respect to the Offer Documents, and Parent and Merger Sub will provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Merger Sub will give reasonable and good faith consideration to any reasonable comments made by the Company and its counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

2.2                               Actions of the Company.

(a)                                 Company Determinations, Approvals and Recommendations. The Company approves and consents to the Offer and, unless the Company Board has effected a Company Board Recommendation Change in accordance with the terms of Section 6.4, to the inclusion of the Company Board Recommendation in the Offer Documents.

(b)                                 Schedule 14D-9. The Company will (i) file with the SEC concurrently with the filing by Parent and Merger Sub of the Schedule TO or as soon as practicable thereafter on the date thereof a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”); and (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders promptly after commencement of the Offer. Unless otherwise requested by the Company, Parent will cause the Schedule 14D-9 to be mailed or otherwise disseminated to the Company Stockholders together with the Offer Documents. Each of Parent and Merger Sub will furnish in writing to the Company all information concerning Sponsor, Parent and Merger Sub that is required by applicable Law to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 2.2(b). Parent, Merger Sub and the Company will cooperate in good faith to determine the information regarding Sponsor, Parent and Merger Sub that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Law. The Company shall cause the Schedule 14D-9 to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that no covenant is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9. Parent and Merger Sub shall cause the information supplied by Parent specifically for inclusion in the Schedule 14D-9, at the time the Schedule 14D-9 is filed with the SEC, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Sub will promptly correct any information provided by it or any of its respective directors, officers, employees, Affiliates, agents or other Representatives for use in the Schedule 14D-9 if and to the extent that such information will have become false or misleading in any material respect (or as otherwise required by applicable Law). The Company will take all steps necessary to cause the Schedule 14D-9, including as so corrected (if applicable), to be filed with the SEC and disseminated to the Company Stockholders, in each case, as and to the extent required by, and in compliance with, applicable Law. Unless the Company Board has effected a Company Board Recommendation Change, the Company will provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company will give reasonable and good faith consideration to any reasonable comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel will provide any comments thereon as soon as reasonably practicable). Unless the Company Board has effected a Company Board Recommendation Change, the Company will provide (A) in writing to Parent, Merger Sub and their counsel any comments or other communications, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt; and (B) Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company will give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel) and to participate in any discussions with the SEC or its staff regarding any such comments. Unless the Company Board has effected a Company Board Recommendation Change, the Company will include the Company Board Recommendation in the Schedule 14D-9 and the opinion of the Company’s financial advisor.

(c)                                  Company Information. In connection with the Offer, the Company will, or will cause its transfer agent to, promptly furnish Parent and Merger Sub with such assistance and such information as Parent or its Representatives may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial owners of shares of Company Common Stock, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial owners of shares of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories, in each case, true and correct as of the most recent practicable date (including updated lists of stockholders, mailing labels, listings or files of securities positions and such other assistance as Parent may reasonably request in connection with the Offer). Subject to applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub (and their respective agents) will:

(i)                                     hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii)                                  use such information only in connection with the Offer and the Merger; and

(iii)                               promptly return (and will use their respective reasonable efforts to cause their agents to deliver or destroy) to the Company or destroy any and all copies and any extracts or summaries from such information then in their possession or control if (A) this Agreement is terminated pursuant to Article IX or (B) Parent and Merger Sub withdraw the Offer.

ARTICLE III
THE MERGER

3.1                               The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue as the surviving corporation of the Merger and a Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation.”

3.2                               The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”).

3.3                               The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, CA 94304 (or remotely via the electronic exchange of documents), as promptly as practicable following the Acceptance Time, and in any case no later than the second Business Day after the satisfaction or waiver (to the extent permitted under this Agreement) of the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted under this Agreement) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

3.4                               Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation. The Merger will be governed by and effected under Section 251(h) of the DGCL.

3.5                               Certificate of Incorporation and Bylaws.

(a)                                 Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.9(a), the Charter will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation, except that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Rocket Fuel Inc.”

(b)                                 Bylaws. At the Effective Time, subject to the provisions of Section 7.9(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

3.6                               Directors and Officers.

(a)                                 Directors. The Parties will take all necessary actions so that at the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)                                 Officers. The Parties will take all necessary actions so that at the Effective Time, the initial officers of the Surviving Corporation will be the officers of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

3.7                               Effect on Capital Stock.

(a)                                 Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i)                                     each share of common stock, par value $.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii)                                  each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of the Company, Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

(iii)                               each share of Company Common Stock (excluding Company Restricted Stock) that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive the Per Share Price, subject to any deduction or withholding of Taxes required by applicable Law and in accordance with the provisions of Section 3.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 3.11).

(b)                                 Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c)                                  Statutory Rights of Appraisal.

(i)                                     Dissenting Company Shares. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who have (A) not tendered into the Offer and (B) properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 3.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who have failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 3.9.

(ii)                                  Notification of Parent of Demands for Appraisal. The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 3.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of

Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and may offer comments or suggestions with respect to such demands, but Parent will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

3.8                               Equity Awards.

(a)                                 Company Options. Immediately prior to the Effective Time and in accordance with the existing terms of the Company Stock Plans, (i) each Company Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time (including any Company Option that vests as of or immediately prior to the Effective Time pursuant to an MRA, as the result of the holder’s qualifying termination of employment prior to the Effective Time) (each, a “Vested Company Option”) will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to (A) the amount of the Per Share Price (less the exercise price per share attributable to such Vested Company Option), multiplied by (B) the total number of shares of Company Common Stock issuable upon exercise in full of such Vested Company Option (the “Vested Option Consideration”), which Vested Option Consideration will be paid, less applicable withholding for all required Taxes, in accordance with Section 3.8(d); (ii) each outstanding Company Option (or portion thereof) that is not a Vested Company Option or an MRA Award will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, vest with respect to an additional 25% of the total number of shares of Company Common Stock originally subject to such Company Option (provided that in no event will the vesting of a Company Option accelerate as to more than one hundred percent (100%) of such Company Option) (the “Accelerated Company Option”) and automatically be cancelled and converted into the right to receive the Vested Option Consideration, and any remaining unvested portion of such Company Option will be cancelled for no consideration, without any action on the part of Parent, Merger Sub, the Company or the holder thereof; and (iii) each outstanding Company Option (or portion thereof) that is an MRA Award and that is not a Vested Company Option (each, an “Unvested MRA Option”) will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, automatically be assumed and converted into the right to receive an amount in cash, without interest, equal to (A) the amount of the Per Share Price (less the exercise price per share attributable to such Unvested MRA Option), multiplied by (B) the total number of shares of Company Common Stock issuable upon exercise in full of such Unvested MRA Option (the “Unvested MRA Option Consideration”), with payment of such Unvested MRA Option Consideration to be made less applicable withholding for all required Taxes. Each payment of Unvested MRA Option Consideration will continue to be governed by the same terms and conditions, including the vesting schedule applicable to such Unvested MRA Option as of immediately prior to the Effective Time and any applicable vesting acceleration provisions under the applicable holder’s MRA, except as modified by the following sentence, provided that Unvested MRA Option Consideration payments will be made on the last Business Day of the calendar quarter in which the Unvested MRA Option to which an Unvested MRA Option Consideration payment is attributable would have vested pursuant to the original vesting schedule. On the date that is one (1) year and one (1) day following the Effective Time (such date, the “MRA Award Termination Date”), any Unvested MRA Option Consideration that remains unvested as of the MRA Award Termination Date (and has not previously been forfeited)

will immediately be forfeited for no consideration, except that if as of immediately prior to the MRA Award Termination Date, the MRA Award holder remains in service to the Surviving Corporation or its Affiliates but has not received the amount of Unvested MRA Option Consideration that such MRA Award holder would have received had the vesting of the Company Option pursuant to which the related Unvested MRA Option was granted accelerated as of immediately prior to the Effective Time as to 25% of the total number of shares of Company Common Stock originally subject to such Company Option (or if, less, the total number of shares of Company Common Stock that remained unvested as of the Effective Time), the portion of the Unvested MRA Option Consideration necessary to reach such amount shall vest and become payable immediately prior to the MRA Award Termination Date. For the avoidance of any doubt, if a holder of an Unvested MRA Option fails to vest in any portion of his or her Unvested MRA Option Consideration (including upon the MRA Award Termination Date), such amounts shall be retained by Parent and forfeited by such holder for no consideration. Notwithstanding anything to the contrary in the foregoing, any Company Option with respect to which the exercise price per share subject thereto is greater than or equal to the Per Share Price shall be cancelled for no consideration immediately prior to the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holder thereof. From and after the Effective Time, no Vested Company Option, Accelerated Company Option and/or Unvested MRA Option shall be exercisable, and a Vested Company Option, Accelerated Company Option or Unvested MRA Option shall only entitle the holder thereof to the Vested Option Consideration or Unvested MRA Option Consideration, as applicable, provided in this Section 3.8(a). Each Unvested MRA Option Consideration payment hereunder is intended to be a separate “payment” for purposes of Section 409A of the Code and comply with or be exempt from Section 409A of the Code, and any ambiguities hereunder will be interpreted in a manner intended to maintain such exemption from or compliance with Section 409A of the Code.

(b)                                 Company Restricted Stock. Immediately prior to the Effective Time and in accordance with the existing terms of the Company Stock Plans, (i) each Company Restricted Stock award (or portion thereof) that is outstanding and is not an MRA Award will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, vest with respect to an additional 25% of the total number of shares of Company Common Stock originally subject to such Company Restricted Stock award (provided that in no event will the vesting of a Company Restricted Stock award accelerate as to more than one hundred percent (100%) of such Company Restricted Stock award) (the “Accelerated Restricted Stock Award”) and automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to (A) the Per Share Price, multiplied by (B) the number of shares of Company Common Stock subject to such Accelerated Restricted Stock Award immediately prior to the Effective Time (the “Vested Restricted Stock Consideration”), which Vested Restricted Stock Consideration will be paid, less applicable withholding for all required Taxes, in accordance with Section 3.8(d); (ii) each outstanding Company Restricted Stock award (or portion thereof) that is not an Accelerated Restricted Stock Award or an MRA Award will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled for no consideration; and (iii) each outstanding Company Restricted Stock award (or portion thereof) that is an MRA Award (each, an “MRA Restricted Stock Award”) will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, automatically be assumed and converted into the right to receive an amount in cash, without interest, equal to (A) the Per Share Price, multiplied by (B) the number of shares of Company Common Stock subject to such MRA Restricted Stock Award immediately prior to the

Effective Time (the “MRA Restricted Stock Consideration”), with payment of such MRA Restricted Stock Consideration to be made less applicable withholding for all required Taxes. Each payment of MRA Restricted Stock Consideration will continue to be governed by the same terms and conditions, including the vesting schedule applicable to such MRA Restricted Stock Award as of immediately prior to the Effective Time and any applicable vesting acceleration provisions under the applicable holder’s MRA, except as modified by the following sentence, provided that MRA Restricted Stock Consideration payments will be made on the last Business Day of the calendar quarter in which the MRA Restricted Stock Award to which an MRA Restricted Stock Consideration payment is attributable would have vested pursuant to the original vesting schedule. On the MRA Award Termination Date, any MRA Restricted Stock Consideration that remains unvested as of the MRA Award Termination Date (and has not previously been forfeited) will immediately be forfeited for no consideration, except that if as of immediately prior to the MRA Award Termination Date, the MRA Award holder remains in service to the Surviving Corporation or its Affiliates but has not received the amount of MRA Restricted Stock Consideration that such MRA Award holder would have received had the vesting of the Company Restricted Stock award pursuant to which the related MRA Restricted Stock Award was granted accelerated as of immediately prior to the Effective Time as to 25% of the total number of shares of Company Common Stock originally subject to such Company Restricted Stock award (or if, less, the total number of shares of Company Common Stock that remained unvested as of the Effective Time), the portion of the MRA Restricted Stock Consideration necessary to reach such amount shall vest and become payable immediately prior to the MRA Award Termination Date. For the avoidance of any doubt, if a holder of an MRA Restricted Stock Award fails to vest in any portion of his or her MRA Restricted Stock Consideration (including upon the MRA Award Termination Date), such amounts shall be retained by Parent and forfeited by such holder for no consideration. From and after the Effective Time, a MRA Restricted Stock Award shall only entitle the holder thereof to the MRA Restricted Stock Consideration provided in this Section 3.8(b). Each MRA Restricted Stock Consideration payment hereunder is intended to be a separate “payment” for purposes of Section 409A of the Code and comply with or be exempt from Section 409A of the Code, and any ambiguities hereunder will be interpreted in a manner intended to maintain such exemption from or compliance with Section 409A of the Code.

(c)                                  Company RSUs. Immediately prior to the Effective Time and in accordance with the existing terms of the Company Stock Plans, (i) each Company RSU (or portion thereof), that is outstanding and vested as of immediately prior to the Effective Time (including any Company RSU that vests as of or immediately prior to the Effective Time (x) pursuant to an MRA, as the result of the holder’s qualifying termination of employment prior to the Effective Time, or (y) with respect to any Company RSU that was subject to performance-based vesting conditions as of the date of grant but is now subject to time-based vesting conditions only, pursuant to the applicable Company RSU agreement) (each, a “Vested RSU”) will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to (A) the Per Share Price, multiplied by (B) the number of shares of Company Common Stock subject to such Vested RSU immediately prior to the Effective Time (the “Vested RSU Consideration”), which Vested RSU Consideration will be paid, less applicable withholding for all required Taxes, in accordance with Section 3.8(d), and to the extent a Company RSU remains subject to performance conditions, the number of shares of Company Common Stock subject to such Vested RSU will be determined based on actual performance in accordance with the existing terms of the applicable Company RSU agreement, and any Company RSUs for which the performance conditions are not satisfied as of immediately prior to the Effective Time (after taking into account any acceleration that would occur immediately prior to or upon the Effective Time) will be cancelled for no consideration, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, and, for the avoidance of doubt, will not accelerate as set forth in the following clause (ii); (ii) each outstanding Company RSU (or portion thereof) that is not a Vested RSU or an MRA Award will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, vest with respect to an additional 25% of the total number of shares of Company Common Stock originally subject to such Company RSU (provided that in no event will the vesting of a Company RSU accelerate as to more than one hundred percent (100%) of such Company RSU) (the “Accelerated RSU”) and automatically be cancelled and converted into the right to receive the Vested RSU Consideration, and any remaining unvested portion of such Company RSU will be cancelled for no consideration, without any action on the part of Parent, Merger Sub, the Company or the holder thereof; and (iii) each outstanding Company RSU (or portion thereof) that is an MRA Award and that is not a Vested RSU (each, an “MRA Unvested RSU”) will, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, automatically be assumed and converted into the right to receive an amount in cash, without interest, equal to (A) the Per Share Price, multiplied by (B) the number of shares of Company Common Stock subject to such MRA Unvested RSU immediately prior to the Effective Time (the “MRA Unvested RSU Consideration”), with payment of such MRA Unvested RSU Consideration to be made less applicable withholding for all required Taxes. Each payment of MRA Unvested RSU Consideration will continue to be governed by the same terms and conditions, including the vesting schedule applicable to such MRA Unvested RSU as of immediately prior to the Effective Time and any applicable vesting acceleration provisions under the applicable holder’s MRA, except as modified by the following sentence, provided that MRA Unvested RSU Consideration payments will be made on the last Business Day of the calendar quarter in which the MRA Unvested RSU to which an MRA Unvested RSU Consideration payment is attributable would have vested pursuant to the original vesting schedule. On the MRA Award Termination Date, any MRA Unvested RSU Consideration that remains unvested as of the MRA Award Termination Date (and has not previously been forfeited) will immediately be forfeited for no consideration, except that if as of immediately prior to the MRA Award Termination Date, the MRA Award holder remains in service to the Surviving Corporation or its Affiliates but has not received the amount of MRA Unvested RSU Consideration that such MRA Award holder would have received had the vesting of the Company RSU award pursuant to which the related MRA Unvested RSU was granted accelerated as of immediately prior to the Effective Time as to 25% of the total number of shares of Company Common Stock originally subject to such Company RSU award (or if, less, the total number of shares of Company Common Stock that remained unvested as of the Effective Time), the portion of the MRA Unvested RSU Consideration necessary to reach such amount shall vest and become payable immediately prior to the MRA Award Termination Date. For the avoidance of any doubt, if a holder of an MRA Unvested RSU fails to vest in any portion of his or her MRA Unvested RSU Consideration (including upon the MRA Award Termination Date), such amounts shall be retained by Parent and forfeited by such holder for no consideration. From and after the Effective Time, a MRA Unvested RSU shall only entitle the holder thereof to the MRA Unvested RSU Consideration provided in this Section 3.8(c). Each MRA Unvested RSU Consideration payment hereunder is intended to be a separate “payment” for purposes of Section 409A of the Code and comply with or be exempt from Section 409A of the

Code, and any ambiguities hereunder will be interpreted in a manner intended to maintain such exemption from or compliance with Section 409A of the Code.

(d)           Payment Procedures. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate Vested Option Consideration, Vested Restricted Stock Consideration and Vested RSU Consideration owed to all holders of Vested Company Options, Accelerated Company Options, Accelerated Restricted Stock Awards, Vested RSUs and Accelerated RSUs respectively. Within five Business Days of the Closing Date, the applicable holders of Vested Company Options, Accelerated Company Options, Accelerated Restricted Stock Awards, Vested RSUs and Accelerated RSUs will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of such Vested Company Options, Accelerated Company Options, Accelerated Restricted Stock Awards, Vested RSUs and Accelerated RSUs, respectively, that are cancelled and converted pursuant to Section 3.8. All such payments will be less any applicable withholding Taxes.

(e)           Further Actions. The Company Board (or, if appropriate, any committee thereof) will take all action reasonably necessary to effect the cancellation or assumption, as applicable, of Company Stock-Based Awards and Company Options upon the Effective Time and to give effect to this Section 3.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). The Company will ensure that following the Effective Time no participant in any Company Stock Plan or other Company Benefit Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

(f)            Treatment of ESPP. With respect to the ESPP, as soon as practicable following the date of this Agreement, the Company Board (or a committee thereof) will adopt resolutions or take other actions as may be required to provide that each individual participating in the Offering Period (as defined in the ESPP) in progress on the date of this Agreement will not be permitted to (i) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect immediately prior to the date of this Agreement; or (ii) make separate non-payroll contributions to the ESPP on or following the date of this Agreement that have the effect of increasing his or her contribution rate in effect immediately prior to the date of this Agreement, in each case, except as may be required by applicable Law. No individual who is not participating in the ESPP as of the date of this Agreement will be allowed to commence participation in the ESPP following the date of this Agreement. Prior to the Effective Time, the Company will take all action that may be necessary to, effective upon the consummation of the Merger, (A) cause any Offering Period that would otherwise be outstanding at the Effective Time to be terminated no later than one Business Day prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the shortened Offering Period, but otherwise treat such shortened Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the ESPP; (C) cause the exercise (as of no later than one Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP; and (D) provide that no further Offering Period will commence pursuant to the ESPP after the date of this Agreement. On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP.

3.9          Exchange of Certificates.

(a)           Payment Agent. Prior to the Acceptance Time, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent in the Offer and the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b)           Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the Company Stockholders pursuant to Section 2.1(d) and Section 3.7, an amount of cash equal to the aggregate consideration to which such Company Stockholders become entitled pursuant to Section 2.1(d) and Section 3.7; provided, that the Company shall, at the written request of Parent, deposit with the Payment Agent at the Effective Time (or as promptly as practicable thereafter) a portion of such aggregate consideration, from the Company’s Cash on Hand as specified in such request. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.1(d) and Section 3.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.1(d) and Section 3.7 for any reason, then Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.1(d) and Section 3.7. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c)           Exchange and Payment Procedures.

(i)            Certificates. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 3.7, (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable in respect thereof pursuant to Section 3.7. Upon surrender to the Payment Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.11) for cancellation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Payment Agent in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such Certificate by (2) the Per Share Price (less any applicable withholding Taxes payable in respect thereof). The Certificate so surrendered will be cancelled. The Payment Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 3.9(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 3.7.

(ii)           Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of shares of Company Common Stock held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 3.7. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 3.7 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Per Share Price (less any applicable withholding Taxes payable in respect thereof). The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 3.9(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 3.7(a).

(d)           DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and DTC with the objective that the Payment Agent will transmit to DTC or its nominees on the first Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”).

(e)           Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the consideration payable pursuant to Section 3.7 may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f)            No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, then any such cash in respect of such Certificate or Uncertificated Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(g)           Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 3.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 3.7.

3.10        No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated

Shares previously representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 3.7 (or in the case of Dissenting Company Shares, the rights pursuant to Section 3.7(c)). The consideration paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 3.9(c)) be cancelled and exchanged as provided in this Article III.

3.11        Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 3.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.12        Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Affiliate of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

3.13        Future Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

3.14        Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article IV, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, pursuant to the Exchange Act on or after January 1, 2016 and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “SEC Reports”) (it being acknowledged that nothing disclosed in the SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.7 or the second sentence of Section 4.12(a)); or (b) as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

4.1          Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws, each as amended to date. The Company is not in violation of the Charter or the Bylaws.

4.2          Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) consummate the Offer and the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, and the consummation of the Offer and the Merger have each been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations under this Agreement; or (iii) the consummation of the Offer and the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (the limitations set forth in clauses (A) and (B) above, collectively, “Enforceability Limitations”).

4.3          Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)           Company Board Approval. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Offer and the Merger upon the terms and subject to the conditions set forth in this Agreement; (ii) approved the Agreement and the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Offer and the Merger in accordance with the DGCL upon the terms and subject to the conditions set forth in this Agreement; and (iii) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement.

(b)           Fairness Opinion. The Company Board received the written opinion (or an oral opinion to be confirmed in writing) of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the Per Share Price to be received by the Company Stockholders (other than Parent or any Affiliate of Parent, if applicable) pursuant to this Agreement is fair from a financial point of view to such holders (it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).

(c)           Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 5.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Offer, the Merger, the Tender and Support Agreements or the other transactions contemplated hereby or thereby.

4.4          No Stockholder Approval Required. Assuming that the requirements of Section 251(h) of the DGCL are met with respect to the Offer and the Merger, no vote of the Company Stockholders or other capital stock of the Company is necessary to adopt this Agreement and consummate the Offer and the Merger under applicable Law, the Charter or the Bylaws.

4.5          Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, and the consummation of the Offer and the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws or the equivalent organizational or governing documents of any “significant subsidiary” of the Company (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC); (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 4.6, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

4.6          Requisite Governmental Approvals. No Consent, authorization of, filing or registration with, or notification to any Governmental Authority is required on the part of the Company in connection with the (a) execution and delivery of this Agreement by the Company; (b) performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

4.7          Company Capitalization.

(a)           Capital Stock. The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock; and (ii) 100,000,000 shares of Company Preferred Stock. As of the Capitalization Date, (A) 46,969,168 shares of Company Common Stock were issued and outstanding (which excludes the shares of Company Common Stock relating to the Company Stock-Based Awards and Company Options referred to in clauses (i), (ii) and (iii) of Section 4.7(b) and the shares held by the Company as treasury shares); (B) no shares of Company Preferred Stock were issued and outstanding; and (C) no shares of Company Common Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the Capitalization Date until the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise, vesting, or settlement of Company Stock-Based Awards or Company Options granted prior to the date of this Agreement.

(b)           Stock Reservation. As of the Capitalization Date, the Company has reserved 33,341,213 shares of Company Common Stock for issuance pursuant to the Company Stock Plans. As of the Capitalization Date, there were outstanding (i) 6,759 shares of Company Restricted Stock; (ii) Company RSUs representing the right to receive up to 1,728,167 shares of Company Common Stock (assuming the achievement of all applicable performance goals at maximum levels); and (iii) Company Options to acquire 8,738,837 shares of Company Common Stock (with a weighted average exercise price equal to $3.09 per share of Company Common Stock).

(c)           Company Securities. Except as set forth in this Section 4.7, as of the Capitalization Date there were (i) other than the Company Common Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in

(including voting debt), the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.

(d)           Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

4.8          Subsidiaries.

(a)           Subsidiaries. Section 4.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b)           Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.

(c)           Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire or redeem from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d)           Other Investments. Other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or have any other investments in, any other Person.

4.9          Company SEC Reports. Since January 1, 2014, the Company has filed with or furnished to the SEC all forms, reports and documents that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement (the “Company SEC Reports”). Each Company SEC Report complied as to form, as of its filing date, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

4.10        Company Financial Statements; Internal Controls; Indebtedness.

(a)           Company Financial Statements. The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows and stockholders’ equity for the periods then ended. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b)           Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2016, and such assessment concluded that such system was effective. The Company’s independent registered public accounting firm has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2016. Since December 31, 2016 and through the date of this Agreement, to the Knowledge of the Company, no events have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2017, and conclude, after such assessment, that such system was effective. Since January 1, 2014, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c)           Internal Controls. The Company has established and maintains a system of internal accounting controls that are effective in all material respects in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or

(B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

(d)           Indebtedness. Section 4.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports.

4.11        No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Offer and the Merger; (c) incurred in the ordinary course of business since December 31, 2016; or (d) that would not have a Company Material Adverse Effect.

4.12        Absence of Certain Changes.

(a)           No Company Material Adverse Effect. Since January 1, 2017, through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business. Since the date of the Audited Company Balance Sheet through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(b)           Forbearance. Since January 1, 2017, through the date of this Agreement, the Company has not taken any action that would be prohibited by Section 6.2(a) (except for Section 6.2(a)(iii), Section 6.2(a)(ix), Section 6.2(a)(xiv) and, with respect to the foregoing sections, Section 6.2(a)(xix)) if taken or proposed to be taken after the date of this Agreement.

4.13        Material Contracts.

(a)           Material Contracts. Section 4.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement (other than (1) any Material Contracts contemplated by clause (i) of the definition of Material Contract; (2) all sales orders, purchase orders, insertion orders, statements of work, amendments and addendums contemplated by clauses (ii) and (iv) of the definition of Material Contract; (3) any Material Contracts contemplated by clause (iv) of the definition of Material Contract other than such Material Contracts that are (A) with the 20 largest customers of the Company and its Subsidiaries, taken as a whole, determined on the basis of payments received by the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2016, and (B) with the 25 largest vendors of the Company and its Subsidiaries, taken as a whole, determined on the basis of payments made by the

Company and its Subsidiaries, taken as a whole, for the twelve months ended March 31, 2017; and (4) any Material Contracts listed in Section 4.14(b), Section 4.14(c) Section 4.16(d), and Section 4.18(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent. To the Knowledge of the Company, there are no Contracts of the type contemplated by clause (iv) of the definition of Material Contract other than those Contracts set forth in Section 4.13(a)(iv) of the Company Disclosure Letter.

(b)           Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries have received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Material Contract.

(c)           Government Contracts. For the past three years: (i) the Company has not bid upon, been awarded nor held any Government Contract on the basis of having a small business or other preferred bidder status; (ii) the Company has been in material compliance with requirements of Government Contracts; (iii) representations and invoices submitted in connection with Government Contracts and related bids or proposals were accurate in all material respects as of their respective effective dates; (iv) to the Knowledge of the Company, no Government Contract allows invoicing on the basis of costs incurred or was awarded on the basis of comparable pricing data or a pricing guarantee; (v) the Company has not (nor, to the Knowledge of the Company, have any of its directors, managers, officers, employees or agents) made, offered, solicited or accepted any bribes, kickbacks or other illegal payments in connection with Company business, or engaged in lobbying or political activity on behalf of the Company regarding, or made political contributions to or on behalf of any individuals holding or seeking, any elected office or an official position with a Governmental Authority; (vi) the Company has not submitted false or fraudulent claims to a Governmental Authority nor, to the Knowledge of the Company, been under investigation by a Governmental Authority or been the subject of a disclosure to a Governmental Authority regarding such possible claims; and (vii) the Company has not and, to the Knowledge of the Company, its officers, directors, principals or managers have not, been determined as having a conflict of interest nor been disqualified, suspended, debarred, excluded or deemed ineligible for the award of a contract by a Governmental Authority.

4.14        Real Property.

(a)           Owned Real Property. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b)           Leased Real Property. Section 4.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property in excess of 10,000 square feet (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as would not have a Company Material Adverse Effect or materially and adversely affect the current use by the Company or its Subsidiaries of the Leased Real Property, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach of or default pursuant to any Lease.

(c)           Subleases. Section 4.14(c) of the Company Disclosure Letter contains a true, correct and complete list of all of the existing subleases, licenses or similar agreements in excess of 10,000 square feet (each, a “Sublease”) granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, of the Leased Real Property. With respect to each of the Subleases, (i) to the Knowledge of the Company, there are no disputes with respect to such Sublease; (ii) the other party to such Sublease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries, and (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material breach of or default under any Sublease.

4.15        Environmental Matters. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (a) has received any written notice alleging that the Company or any Subsidiary has violated any applicable Environmental Law; (b) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances in violation of any applicable Environmental Law; (c) has exposed any employee to Hazardous Substances in violation of any applicable Environmental Law; (d) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding that is (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law; or (e) has failed or is failing to comply with any Environmental Law.

4.16        Intellectual Property.

(a)           Ownership Free and Clear. The Company and its Subsidiaries hold all of their right, title and interest in and to all Company Intellectual Property free and clear of any liens (other than Permitted Liens). To the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property in any material respect.

(b)           Registered Intellectual Property; Proceedings. Section 4.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of (i) all material Company Registered Intellectual Property; and (ii) actions or proceedings pending before any Governmental Authority (other than actions related to the ordinary course prosecution of registered Intellectual Property before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) related to such Company Registered Intellectual Property. As of the date of this Agreement, the Company has maintained all material Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices. None of the material Company Registered Intellectual Property is jointly owned with any third Person.

(c)           No Order. No material Company Intellectual Property included in the Company’s current products is subject to any Legal Proceeding or outstanding order against the Company, in effect as of the date of this Agreement, prohibiting or materially restricting the Company from using, transferring, or licensing thereof, except for any such prohibitions or restrictions that would not be material to the operations of the business of the Company and its Subsidiaries, taken as a whole.

(d)           IP Contracts. Section 4.16(d) of the Company Disclosure Letter sets forth a complete and accurate list of Contracts in effect as of the date of this Agreement (i) pursuant to which the Company or any of its Subsidiaries has granted a license to a third Person under any material Company Intellectual Property, other than any non-disclosure agreements, non-exclusive licenses granted by the Company in the ordinary course of business or in connection with the provision or sale of any Company product or service, and other licenses entered in the ordinary course of business; (ii) pursuant to which a third Person has licensed any Intellectual Property to the Company or any of its Subsidiaries that is material to the operation of the business of the Company taken as a whole, excluding any (A) non-disclosure agreements; (B) non-exclusive licenses or related services Contracts for commercially available technology or Intellectual Property; (C) non-exclusive licenses to software and materials licensed as open-source, public-source or freeware; and (D) Contracts with employees or independent contractors for the assignment of, or license to, any Intellectual Property, in each case entered into in the ordinary course of business; or (iii) pursuant to which the Company or any of its Subsidiaries is obligated to perform any material development with respect to any product or otherwise develop any Company Intellectual Property (all such Contracts that are, or are required to be, listed under clauses (i), (ii) and (iii) of this Section 4.16(d), the “IP Contracts”). Except as set forth on Section 4.16(d)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has performed any material developments for any third Person, and in all such cases the Company or one of its Subsidiaries owns or retains a right to use any material Intellectual Property developed in connection therewith that is used in the operation of its business. Except as would not be material to the operations of the business of the Company and its Subsidiaries, taken as a whole, the consummation of the Merger will not under any IP Contract result in: (1) the termination of any license of any material Intellectual Property to the Company by a third Person; or (2) the granting by the Company of any license or rights to any Company Intellectual Property.

(e)           Products and Source Code. To the Knowledge of the Company, except as would not be material to the operations of the business of the Company and its Subsidiaries, taken as a whole, there are (i) no defects in any of the products of the Company or any of its Subsidiaries that would prevent the same from performing materially in accordance with the Company’s obligations to customers under written customer agreements; and (ii) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same. As of the date of this Agreement, the Company and its Subsidiaries possess all source code and other materials used by the Company and its Subsidiaries in the development and maintenance of the products of the Company and its Subsidiaries, except as would not be material to the operations of the business of the Company and its Subsidiaries, taken as a whole. Except as would not have a Company Material Adverse Effect, the consummation of the Merger will not under any IP Contract result in the release from escrow of any material source code included in the Company’s current products. Except as set forth in Section 4.16(e) of the Company Disclosure Letter, the Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation to disclose, deliver, license or otherwise make available, to any Person any source code that embodies material Company Intellectual Property for any product of the Company and its Subsidiaries.

(f)            Open Source Software. To the Knowledge of the Company, no product of the Company or any of its Subsidiaries is distributed with any software that is licensed to the Company or one of its Subsidiaries pursuant to an open source, public-source, freeware or other third party license agreement in a manner that, in each case, requires the Company or any of its Subsidiaries to disclose or license any material proprietary source code that embodies Company Intellectual Property for any product of the Company or any of its Subsidiaries.

(g)           No Infringement. To the Knowledge of the Company, as of the date of this Agreement, the Company’s current products do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third Person or constitute unfair competition or unfair trade practices pursuant to applicable Law, except where such infringement, misappropriation, dilution, violation, competition or practice would not have a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, Section 4.16(h) and this Section 4.16(g) contains the only representations and warranties made by the Company with respect to infringement or misappropriation of Intellectual Property of any third Person.

(h)           No Notice of Infringement. Since January 1, 2015, neither the Company nor any of its Subsidiaries has received written notice from any third Person or been involved in any Legal Proceeding alleging that the Company’s current products infringe, misappropriate or otherwise violate the Intellectual Property of any third Person that has or could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(i)            No Third Person Infringement. Since January 1, 2015, neither the Company nor any of its Subsidiaries has provided any third Person with written notice claiming that such third Person is infringing, misappropriating or otherwise violating any material Company Intellectual Property and, except as would not have a Company Material Adverse Effect, no such activity is occurring that has resulted in a material liability to the Company and its Subsidiaries, taken as a whole.

(j)            Privacy and Data Security. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) maintains privacy policies and procedures (each, a “Company Privacy Policy”); (ii) is in compliance in all material respects with (A) each applicable Company Privacy Policy and (B) all applicable Laws and regulations pertaining to privacy and personally identifiable information of the users of its products and services; and (iii) takes commercially reasonable steps to protect such personally identifiable information maintained on its systems from unauthorized third-party access and acquisition. Except as would not be material to the operations of the business of the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company since January 1, 2015, there have been no (A) losses or thefts of, or security breach of any of its systems resulting in any third-party access to, or acquisition of any personally identifiable information of the users of its products and services stored on such systems; (B) unauthorized access or unauthorized use of any such personally identifiable information; or (C) improper disclosure of any personally identifiable information in the possession, custody or control of the Company or any Subsidiary or any Person acting on their behalf.

(k)           Proprietary and Confidential Information; Employee Confidentiality Agreements. To the Knowledge of the Company, the Company and each of its Subsidiaries has taken reasonable steps to protect the Company’s or such Subsidiaries’, as applicable, rights in the Company’s material Trade Secrets. Without limiting the generality of the foregoing, to the Knowledge of the Company, each of the Company and its Subsidiaries has and enforces a policy requiring each officer and employee engaged in the development of any Intellectual Property for the Company or its Subsidiaries to execute a proprietary information and confidentiality agreement assigning all developed Intellectual Property to the Company.

4.17        Tax Matters.

(a)           Tax Returns, Payments and Reserves. The Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all material Tax Returns required to be filed by any of them and such Tax Returns are complete and accurate in all material respects; and (ii) paid, or have adequately reserved on the Audited Company Balance Sheet in accordance with GAAP, for the payment of, all material Taxes that are required to be paid (whether or not shown on any such Tax Returns) through the date of the Audited Company Balance Sheet. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements. Since the date of the most recent financial statements contained in the Company SEC Reports none of the Company or any of its Subsidiaries has incurred any material liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(b)           No Waivers. Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired.

(c)           Withholding Taxes. The Company and each of its Subsidiaries has withheld with respect to their employees and other third Persons all material United States federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar

Taxes required to be withheld, and has timely paid over any amounts so withheld to the appropriate Tax authority.

(d)           No Audits. Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (i) no deficiencies for Taxes against the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority that remain unpaid, except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP; and (ii) no audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing and have not been resolved. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to material Taxation by that jurisdiction that has not been resolved.

(e)           Spin-offs. Since January 1, 2015, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(f)            No Listed Transactions. Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(g)           Tax Agreements. Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into (A) in the ordinary course of business the primary purpose of which is unrelated to Taxes or (B) solely by and among any of the Company and its Subsidiaries; or (ii) has any liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(h)           No Tax Liens. There are no material liens for Taxes on any assets of the Company or any of its Subsidiaries (other than Permitted Liens).

4.18        Employee Plans.

(a)           Company Benefit Plans. Section 4.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (i) the most recent annual report on Form 5500 and tax return (Form 990) required to have been filed with the IRS for each Company Benefit Plan, including all schedules thereto; (ii) the most recent determination or opinion letter, if any, from the IRS for any Company Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code; (iii) the plan documents; and (iv) any related trust agreements, funding agreements or insurance policies. With respect to each material Company Benefit Plan that is maintained primarily for the benefit of any current or former employee or director of the Company or its Subsidiaries based outside of the United States (the “International Employee Plans”), to the extent applicable, the Company has made available to Parent true, correct and complete copies of (1) the plan document; (2) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; (3) the latest actuarial or funding report (to the extent that such Company Benefit Plan is not fully funded under a trust) and (4) any document comparable to the determination letter referenced pursuant to clause (ii) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable tax treatment.

(b)           Absence of Certain Plans. Neither the Company nor any of its ERISA Affiliates has previously maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to or has any liability with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a defined benefit pension plan or plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

(c)           Compliance. Each Company Benefit Plan has been maintained, in form and operation in all material respects in compliance with its terms and with applicable Law. All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Company Benefit Plan.

(d)           401(k) Plans. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service, or has pending such letter or has time remaining in which to file an application for such letter. The Company has made available to Parent a copy of the most recent such letter for each such Company Benefit Plan.

(e)           Company Benefit Plan Legal Proceedings. As of the date of this Agreement, there are no claims, disputes or Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or relating to any Company Benefit Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure, that would reasonably be expected to result in a material liability to the Company or its Subsidiaries.

(f)            Effect of Merger; Acceleration. Except as specifically contemplated by this Agreement, none of the execution and delivery of this Agreement or the consummation of the Offer or the Merger will (either alone or together with any other event, whether contingent or otherwise) (i) entitle any current or former employee, director or other service provider of the Company or any of its Subsidiaries to any compensation or benefit; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits or trigger any other material obligation under any Company Benefit Plan; (iii) increase the amounts payable or trigger any other material obligation, requirement or restriction pursuant to any Company Benefit Plan; or (iv) result in any forfeiture, breach or violation of, or default under, or limit the Company’s right to amend, modify or terminate, any Company Benefit Plan.

(g)           No Post-Termination Welfare Benefits. Neither the Company nor any of its Subsidiaries has any material current or potential obligation to provide post-employment health,

medical or life insurance benefits for current or former employees of the Company or any of its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code or other applicable Law.

(h)           Section 280G. No payment or benefit that could be made by the Company or any of its Subsidiaries will be characterized as a parachute payment within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(i)            Section 409A. Each Company Benefit Plan and each contract, arrangement or plan of the Company and its Subsidiaries that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been maintained, in form and operation, in all material respects in material compliance with Section 409A of the Code and the applicable guidance thereunder. Neither the Company nor any of its Subsidiaries has any obligation to gross-up or indemnify any individual with respect to any Tax under Section 409A of the Code (or any corresponding provision of state, local or non-U.S. Law).

(j)            International Employee Plans. Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable Laws. Furthermore, no International Employee Plan has material unfunded liabilities that as of the Effective Time will not be offset by insurance or that are fully accrued. Each International Employee Plan providing retirement benefits that is intended to have favorable tax treatment has been registered and/or approved by an applicable Governmental Authority, as necessary, and no events have occurred which would reasonably be expected to cause the loss of such favorable tax treatment. Except as would not have a Company Material Adverse Effect, no condition exists that would prevent the Company or any of its Subsidiaries from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its Subsidiaries (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

4.19        Labor Matters.

(a)           Union Activities. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, labor union Contract or trade union agreement or any other Contract or relationship with any labor union, trade union, works council, or other labor organization. To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries and no such activities have occurred in the past three years. No collective bargaining agreement, labor union Contract or trade union agreement is being negotiated by the Company or any of its Subsidiaries. There is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened directly against the Company or any of its Subsidiaries, and no such labor disputes have occurred within the past three years.

(b)           Employment Law Compliance. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have complied with applicable Laws and orders with respect to labor and employment (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining). Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and independent contractors under applicable Law or Contract, and (ii) each individual who is providing or within the past three years has provided services to the Company and its Subsidiaries and is or was classified and treated by the Company and its Subsidiaries as an independent contractor, consultant, or other non-employee service provider is or was (as applicable) properly so classified and treated for all purposes.

4.20        Permits. Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, the Company and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. As of the date of this Agreement, the Company and its Subsidiaries comply with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect.

4.21        Compliance with Laws. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries. No representation or warranty is made in this Section 4.21 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 4.9 and Section 4.10; (b) compliance with Environmental Law, which is exclusively addressed by Section 4.15; (c) compliance with Laws pertaining to privacy and personally identifiable information, which is exclusively addressed by Section 4.16(j); (d) compliance with applicable Tax laws, which is exclusively addressed by Section 4.17; (e) compliance with ERISA and other applicable Laws relating to employee benefits, which is exclusively addressed by Section 4.18; (f) compliance with labor Law matters, which is exclusively addressed by Section 4.19; (g) compliance with trade control matters, which is exclusively addressed in Section 4.26; or (h) compliance with anti-corruption and anti-bribery laws, which is exclusively addressed in Section 4.27.

4.22        Legal Proceedings; Orders.

(a)           No Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, as of the date of this Agreement, against any present or, to the Knowledge of the Company, any former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such.

(b)           No Orders. Neither the Company nor any of its Subsidiaries is subject to any material order of any kind or nature that would prevent or materially delay the consummation of the Offer or the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

4.23        Insurance. As of the date of this Agreement, the Company and its Subsidiaries have all material policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect.

4.24        Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

4.25        Brokers. Except for the Company Financial Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

4.26        Trade Controls.

(a)           Trade Control Law Activities. The Company and each of its Subsidiaries has conducted its transactions in material accordance with all applicable U.S. export and re-export control laws, import laws, economic sanctions laws, and all other applicable export control, import and sanctions laws in other countries in which the Company or its Subsidiaries conducts business (collectively, “Trade Control Laws”).

(b)           No Trade Control Investigations. With respect to Trade Control Laws, since January 1, 2014, neither the Company nor any of its Subsidiaries has (i) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation of non-compliance; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation concerning any actual or potential violation.

4.27        Anti-Corruption Compliance Matters. Since January 1, 2014, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries has directly or indirectly offered, given, promised or authorized any unlawful payment, bribe, payoff, kickback or other unlawful payment (including any unlawful discount, loan, gift or any other thing of value) to any officer, employee, agent or representative of any Governmental Authority or of any Public International Organization or any Public Official or any other Person: (a) for the purpose of unlawfully influencing any action or decision of a Public Official in his or her official capacity; (b) for the purpose of unlawfully inducing a Public Official to use his or her influence with any Governmental Authority or Public International Organization, to affect or influence any act or decision of such Governmental Authority or Public International

Organization, to assist the Company or any of its Subsidiaries in obtaining or retaining business or any business advantage, or directing business to any Person; or (c) where such action would constitute a bribe, kickback or illegal payment to assist the Company or any of its Subsidiaries in obtaining or retaining business or any business advantage, or directing business to any Person. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries has taken any action that would cause them to commit a material violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, or any other similar law in countries in which the Company or its Subsidiaries conducts business.

4.28        Exclusivity of Representations and Warranties.

(a)           No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V:

(i)            None of Parent, Merger Sub or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub, their Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Offer or the Merger;

(ii)           no Person has been authorized by Parent or Merger Sub, any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement, the Offer or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Merger Sub, any of their respective Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii)          the representations and warranties made by Parent or Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)           No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V, it is not acting (including, as applicable, by entering into this Agreement or consummating the Offer or the Merger) in reliance on:

(i)            any representation or warranty, express or implied; or

(ii)           any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent’s management whether prior to or after the date of this Agreement or in any other forum or setting; or the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

5.1          Organization; Good Standing.

(a)           Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b)           Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Merger Sub has been formed solely for the purpose of engaging in the Merger and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Parent is the sole record and beneficial stockholder of Merger Sub.

(c)           Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

5.2          Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) consummate the Offer and the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations under this Agreement and the consummation of the Merger have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations under this Agreement; or (iii) the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

5.3          Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement, and the consummation of the Offer or the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 5.4 have been obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

5.4          Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the (a) execution and delivery of this Agreement by each of Parent and Merger Sub; (b) performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

5.5          Legal Proceedings; Orders.

(a)           No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)           No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would have a Parent Material Adverse Effect.

5.6          Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) has owned any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the two years prior to the date of this Agreement.

5.7          Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other fee or commission in connection with the Offer or the Merger.

5.8          No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger.

5.9          Equity Commitment Letter. As of the date of this Agreement, Parent has delivered to the Company a true, correct and complete copy of an executed commitment letter, dated as of the date of this Agreement, between Parent and Sponsor pursuant to which Sponsor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding up to the aggregate value of the amounts contemplated in Section 2.1(d), Section 3.7 and Section 3.8 (the “Equity Commitment Letter” and such financing, the “Equity Financing”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof with rights of enforcement in connection with the Company’s exercise of its rights under Section 10.8(b); and (B) subject in all respects to Section 10.8(b), Parent and Sponsor have waived any defenses to the enforceability of such third party beneficiary rights.

(a)           No Amendments. As of the date of this Agreement, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified; (ii) no such amendment or modification is contemplated; and (iii) the respective commitments contained therein have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified in any respect. There are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. Other than as set forth in the Equity Commitment Letter, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing.

(b)           Sufficiency of Equity Financing. The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, together with funds (including funds on hand) otherwise available to Parent at the Closing, will be, in the aggregate, sufficient to, when combined with Cash on Hand, (i) make all payments contemplated by this Agreement in connection with the Offer and the Merger (including the payment of all amounts payable pursuant to Article II and Article III in connection with or as a result of the Offer and the Merger); (ii) repay, prepay or discharge (after giving effect to the Offer and the Merger) the principal of and interest on, and all other indebtedness outstanding pursuant to the Credit Agreement; and (iii) pay all fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Offer, the Merger and the Equity Financing.

(c)           Validity. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of Parent, Merger Sub and the other parties thereto (including, with respect to the Equity Commitment Letter, Sponsor), as applicable, enforceable against Parent, Merger Sub and the other parties thereto, as applicable, in accordance with its terms, subject to the Enforceability Limitations. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Equity Financing pursuant to any agreement relating to the Equity Financing to which Sponsor, Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, to the knowledge of Parent, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would, or would reasonably be expected to, (i) constitute or result in a breach or default on the part of Parent, Merger Sub or Sponsor pursuant to the Equity Commitment Letter; or (ii) constitute or result in a failure on the part of Parent, Merger Sub or Sponsor to satisfy any of the terms or conditions set forth in the Equity Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Equity Financing to be satisfied by it, whether or not such term or condition is contained in the Equity Commitment Letter (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article IV). As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement, in each case pursuant to and in accordance with the terms of the Equity Commitment Letter.

(d)           No Exclusive Arrangements. As of the date of this Agreement, none of the Sponsor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Offer or the Merger; or (ii) expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or any of its Subsidiaries in connection with the Offer or the Merger.

5.10        Absence of Stockholder and Management Arrangements. Except with respect to the Tender and Support Agreements, as of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) Company Stockholder would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) Company Stockholder has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) Person other than Sponsor has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

5.11        Exclusivity of Representations and Warranties.

(a)           No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

(i)            neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)           no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii)          the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)           No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)            any representation or warranty, express or implied;

(ii)           any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including (A) any materials or information made available in the virtual data room hosted by or on behalf of the Company in connection with the Merger; (B) in connection with presentations by or discussion with the Company’s management (whether prior to or after the date of this Agreement); or (C) in any other forum or setting; or

(iii)          the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE VI
INTERIM OPERATIONS OF THE COMPANY

6.1          Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 6.1 or Section 6.2 of the Company Disclosure Letter; (c) as contemplated by Section 6.2; or (d) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article IX and (2) Acceptance Time, the Company will, and will cause each of its Subsidiaries to, (i) use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable Law; (ii) subject to the restrictions and exceptions set forth in Section 6.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business; and (iii) use its reasonable best efforts to (A) preserve intact its material assets, properties, Contracts and business organizations; (B) keep available the services of its current officers and key employees; and (C) preserve the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with whom the Company or any of its Subsidiaries has business relations. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article IX and (2) Acceptance Time, the Company will (a) use commercially reasonable efforts to take the actions set forth in Section 6.1(a) of the Company Disclosure Letter and (b) take the action set forth in Section 6.1(b) of the Company Disclosure Letter.

6.2          Forbearance Covenants.

(a)           Restrictions on Activities. Except (A) as set forth in Section 6.2 of the Company Disclosure Letter; (B) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (C) as expressly contemplated by the terms of this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article IX and (2) Acceptance Time, the Company will not, and will not permit any of its Subsidiaries, to:

(i)            amend the Charter, the Bylaws or any similar organizational document;

(ii)           propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii)          issue, sell, or deliver, or agree or commit to issue, sell or deliver, any Company Securities (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except (A) for the issuance, delivery or sale of shares of Company Common Stock pursuant to Company Stock-Based Awards or Company Options outstanding as of the Capitalization Date or the ESPP, in each case, in accordance with their terms as in effect on the date of this Agreement and as modified by this Agreement; or (B) in connection with agreements in effect on the date of this Agreement;

(iv)          directly or indirectly acquire, repurchase or redeem any securities, except with respect to Company Securities pursuant to the terms and conditions of Company Stock-Based Awards or Company Options outstanding as of the date of this Agreement in accordance with their terms as in effect on the date of this Agreement or pay the exercise price of Company Options;

(v)           acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, partnership, limited liability corporation or similar arrangement with any third Person;

(vi)          acquire, or agree to acquire, fee ownership (or its jurisdictional equivalent) of any real property;

(vii)         (A) adjust, split, subdivide, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (C) pledge or encumber any shares of its capital stock or other equity or voting interest (other than pledges or encumbrances securing obligations under the Credit Agreement); or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(viii)        (A) incur, assume, suffer or modify the terms of any Indebtedness or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; (2) for loans or advances to direct or indirect wholly owned Subsidiaries of the Company; and (3) pursuant to the Credit Agreement; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of wholly owned Subsidiaries of the Company; (C) make any loans, advances or capital contributions to, or investments in, any other Person, except for advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto; or (D) acquire, lease, license, sell, abandon, transfer, assign, guarantee, exchange, mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create or suffer to exist any lien thereon (other than Permitted Liens);

(ix)          except (A) in order to comply with applicable Law, (B) as required pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement or (C) as expressly provided in this Agreement, (1) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting, payment or funding of any compensation, or benefits under, any collective bargaining agreement or Company Benefit Plan; (2) grant to any current or former employee, director or other service provider of the Company or any of its Subsidiaries whose annual cash compensation exceeds $125,000 any increase in compensation or fringe or other benefits (or, in the case of any such person whose annual compensation does not exceed $125,000, grant any such increase unless done in the ordinary course of business and that is not material, individually or in the aggregate); (3) grant to any current or former employee, director or other service provider of the Company or any of its Subsidiaries any increase in change in control, retention, severance or termination pay; (4) enter into any employment, consulting, change in control, retention, severance or termination agreement with any current or former employee, director or other service provider, or any new hire, of the Company or any of its Subsidiaries (except for employment agreements with certain authorized new hires, as expressly permitted pursuant to Section 6.2(a)(ix) of the Company Disclosure Letter); (5) hire any employee; or (6) terminate any employee with an annual compensation in excess of $125,000, other than terminations for cause (as determined by the Company in its reasonable discretion and in accordance with applicable Law);

(x)           increase the aggregate number of employees of the Company in excess of ten employees more than the aggregate number of employees of the Company following the Company’s contemplated reduction of the Company’s workforce announced on January 9, 2017;

(xi)          settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim that is (A) reflected or reserved against in the Audited Company Balance Sheet; or (B) settled in compliance with Section 7.14;

(xii)         except as required by applicable Law or GAAP, (A) other than in the ordinary course of business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable; or (B) make any change in any of its accounting principles or practices;

(xiii)        (A) make or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; (C) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (D) file an amended Tax Return that could materially increase the Taxes payable by the Company or its Subsidiaries; or (E) enter into a closing agreement with any Governmental Authority regarding any material Tax;

(xiv)        (A) incur, authorize or commit to incur any material capital expenditures other than (1) consistent with the capital expenditure budget set forth in Section 6.2(a)(xiv) of the Company Disclosure Letter; (2) pursuant to obligations imposed by Material Contracts; or (3) pursuant to agreements in effect prior to the date of this Agreement and made available to Parent; (B) enter into, modify, amend, extend, fail to perform the terms of or terminate any (1) Contract that if so entered into, modified, amended, extended, failed to be performed or terminated would adversely affect the Company and its Subsidiaries taken as a whole in any material respect; or (2) Material Contract except in the ordinary course of business and in a manner that would not adversely affect the Company and its Subsidiaries taken as a whole in any material respect; (C) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (D) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (E) effectuate a “plant closing,” “mass layoff” (each as defined in the United States Worker Adjustment and Retraining Notification Act) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee; (F) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business; or (G) waive, release, grant, encumber or transfer any right of material value other than in the ordinary course of business;

(xv)         (A) enter into any forward contracts or swaps; (B) sell any future receivables or grant to any Person a contingent right to payment, assets, benefits or services in exchange for an upfront cash payment from such Person; (C) require or request any advanced payments by customers outside of the ordinary course of business consistent with past practice; (D) modify the Company’s or its Subsidiaries’ policies or practices with respect to deposits paid to the Company and its Subsidiaries in connection with property subleases or (E) defer any material payment on any Contract of the Company or its Subsidiaries outside of the ordinary course of business consistent with past practice;

(xvi)        (A) accelerate the receipt of any collections or accounts receivable or cash contributions of any type (other than in the ordinary course of business consistent with past practice); (B) sell or ship products or deliver services ahead of normally maintained schedules or otherwise accelerate sales, in each case in any material respect (including by inducing customers (including advertisers, agencies or distributors) through special payment incentives, discounts, or otherwise to buy products or services in quantities in excess of their current needs) or sell products or services in quantities that are outside of the ordinary course of business relative to the prior year of sales of such products or services or engaged in any practice that could reasonably be considered “channel stuffing” or “trade loading”; or (C) delay or postpone any accounts payable or other payables or expenses (other than in the ordinary course of business consistent with past practice);

(xvii)       enter into any collective bargaining agreement or agreement to form a works council or other agreement with any labor organization or works council (except to the extent required by applicable Law);

(xviii)      adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to this Agreement; or

(xix)        enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 6.2.

6.3          Transaction Solicitation Period.

(a)           Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. Eastern time on August 16, 2017 (the “Transaction Solicitation Period”), the Company may, directly or indirectly, including with the assistance of investment bankers, attorneys, accountants and other Representatives of the Company, (i) actively solicit, initiate, propose or induce the making, submission, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal, and (ii) participate, or engage in discussions or negotiations, with any Person with respect to, or that may be expected to lead to, an Acquisition

Proposal, and in connection with such efforts, the Company may authorize its or any of its Subsidiaries’ officers, directors, employees, agents or other Representatives (including any investment banker, attorney or accountant retained by the Company or by any of the Subsidiaries of the Company), directly or indirectly, to solicit, initiate, propose or induce the making, submission, or knowingly encourage, facilitate or otherwise assist, efforts by any Person or group (each a “Prospective Acquirer”) to decide whether to make an Acquisition Proposal. Any Prospective Acquirer with whom the Company has active discussions with respect to an Acquisition Proposal at any time during the Transaction Solicitation Period shall be an “Excluded Party” for purposes of this Agreement.

(b)           During the Transaction Solicitation Period, the Company may provide non-public information about the Company and its Subsidiaries to Prospective Acquirers, but the Company will not provide, or authorize anyone to provide, non-public information about the Company or any of its Subsidiaries to a Prospective Acquirer unless the Prospective Acquirer enters into an Acceptable Confidentiality Agreement with the Company. If the Company provides to any Prospective Acquirer non-public information about the Company or any of its Subsidiaries that the Company has not provided to Parent, the Company will as promptly as practicable provide that non-public information to Parent.

(c)           If at any time during the Transaction Solicitation Period the Company Board is presented with or receives a bona fide, written or oral Acquisition Proposal from a Prospective Acquirer, then the Company shall promptly (and, in any event, within 24 hours from the receipt thereof ) advise Parent in writing of such Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including any material amendments thereto) and the identity of the Person or Group making such Acquisition Proposal (unless any such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person that is in effect on the date of this Agreement) and copies of all relevant proposed agreements and financing commitments (to the extent provided to the Company) relating to such Acquisition Proposal. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such Acquisition Proposal (including any material amendments thereto) and the status of any such discussions or negotiations. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date of this Agreement that prohibits the Company from complying with this Section 6.3(c).

6.4          No Solicitation.

(a)           No Solicitation or Negotiation. Subject to the terms of Section 6.4(b), from the end of the Transaction Solicitation Period until the earlier to occur of the (1) termination of this Agreement pursuant to Article IX and (2) Acceptance Time, the Company will cease and cause to be terminated any discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any Person and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) relating to an Acquisition Transaction. Unless the Company has already so requested prior to the expiration of the Transaction Solicitation Period, promptly following the expiration of the Transaction Solicitation Period, the Company will request that each Person (other than Parent and its Representatives and any Excluded Parties) that has, prior to the expiration of the Transaction Solicitation Period, executed a confidentiality agreement in connection with its consideration of an Acquisition Transaction, promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person by or on behalf of the Company or its Subsidiaries prior to the expiration of the Transaction Solicitation Period. Subject to the terms of Section 6.4(b) and Section 6.4(d), from the end of the Transaction Solicitation Period until the earlier to occur of the (1) termination of this Agreement pursuant to Article IX and (2) Acceptance Time, the Company and its Subsidiaries, and their respective directors and executive officers, will not, and the Company will not authorize, direct, permit or instruct any of its or its Subsidiaries’ employees, consultants or other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any of their respective designees) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any of their respective designees), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate, or engage in discussions or negotiations, with any Person with respect to an Acquisition Proposal or with respect to any inquiries from third Persons relating to the making of an Acquisition Proposal (other than only informing such Persons of the provisions contained in this Section 6.4); (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize, resolve or commit to do any of the foregoing. From the date of this Agreement until the earlier to occur of the (1) termination of this Agreement pursuant to Article IX and (2) Acceptance Time, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof).

(b)           Superior Proposals. Notwithstanding anything to contrary in this Section 6.4, from the date of this Agreement until the Acceptance Time, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Company Financial Advisor), following the execution of an Acceptable Confidentiality Agreement, (i) participate or engage in discussions or negotiations with; (ii) furnish any non-public information relating to the Company or any of its Subsidiaries to; or (iii) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to, in each case, any Person or its Representatives that has made or delivered to the Company a written Acquisition Proposal after the date of this Agreement that was not solicited in material breach of Section 6.4(a), but only if the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a

Superior Proposal or is reasonably likely to lead to a Superior Proposal; and (B) the failure to take the actions contemplated by this Section 6.4(b) would be inconsistent with its fiduciary duties pursuant to applicable Law. In connection with the foregoing, the Company will as promptly as practicable make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c)           No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 6.4(d), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i)            (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent; (B) adopt, approve, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days of the occurrence of a material event or development and after Parent so requests in writing; (D) take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until 5:30 p.m., Eastern time, on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 6.4); or (E) fail to include the Company Board Recommendation in the Schedule 14D-9 (any action described in clauses (A) through (E), a “Company Board Recommendation Change”), it being understood that none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal; (2) the delivery in itself by the Company to Parent of any notice contemplated by Section 6.4(d); or (3) the public disclosure in itself of the foregoing (1) or (2) if required by applicable Law will constitute a Company Board Recommendation Change or violate this Section 6.4; or

(ii)           cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d)           Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time:

(i)            other than in connection with a bona fide, written Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law if and only if:

(A)          the Company has provided prior written notice to Parent at least two Business Days in advance to the effect that the Company Board (or a committee thereof) has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 6.4(d)(i), which notice will describe the applicable Intervening Event in reasonable detail; and

(B)          prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such two Business Day period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a committee thereof) no longer determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); or

(ii)           if the Company has received a bona fide, written Acquisition Proposal, whether during or after the Transaction Solicitation Period, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 9.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

(A)          the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;

(B)          the Company has complied in all material respects with its obligations pursuant to this Section 6.4 with respect to such Acquisition Proposal; and

(C)          (x) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide, written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 6.4(d)(ii) absent revision to the terms of this Agreement as contemplated by clause (y)(1) of this Section 6.4(d)(ii)(C), which notice will describe the basis for such Company Board Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal (unless any such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement), the material terms of such Acquisition Proposal and copies of all relevant proposed agreements and financing commitments (to the extent provided to the Company) relating to such Acquisition Proposal; and (y) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (a) in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.4(d)(ii)(C) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being two Business Days); and (b) at the end of the Notice Period, the Company Board (or a committee thereof) must have in good faith (after consultation with its financial advisor and outside legal counsel) reaffirmed its determination that such Acquisition Proposal is a Superior Proposal.

(e)           Notice to Parent. From the end of the Transaction Solicitation Period until the earlier to occur of the (1) termination of this Agreement pursuant to Article IX and (2) Acceptance Time, the Company will as promptly as practicable notify Parent if any Acquisition Proposal, or inquiry from any Person or Group related to their making a potential Acquisition Proposal, is, to the Knowledge of the Company (which, for this purpose, will be deemed to include any member of the Company Board and will not be deemed to be only as of the date of this Agreement) received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (A) the identity of the Person or Group making such proposal, inquiry, request or offer (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement) and (B) a summary of the material terms and conditions of such proposal, inquiry, request or offer and, if in writing, a copy thereof. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date of this Agreement that prohibits the Company from complying with this Section 6.4(e).

(f)            Permitted Disclosures. So long as the Company Board (or a committee thereof) expressly reaffirms the Company Board Recommendation in such disclosure (other than in a customary “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9 promulgated under the Exchange Act):

(i)            nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (A) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (C) informing any Person of the existence of the provisions contained in this Section 6.4; or (D) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law; provided, that, it is understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 6.4(d); and

(ii)           it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person or Group making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change;

(g)           Breach by Representatives. The Company agrees that (a) any action taken by a Representative of the Company (other than an executive officer or director of the Company) that is authorized, permitted, directed or instructed by the Company or any executive officer or director of the Company or that an executive officer or director of the Company is made aware of and does not take action to cease and that, if taken by the Company, would constitute a material breach of this Section 6.4, will be deemed to constitute a breach by the Company of this Section 6.4, and (b) any action taken by any executive officer or director of the Company and that, if taken by the Company, would constitute a breach of this Section 6.4, will be deemed to constitute a breach by the Company of this Section 6.4.

6.5          No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

ARTICLE VII
ADDITIONAL COVENANTS

7.1          Efforts; Required Action and Forbearance.

(a)           Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions;

(B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, including by using reasonable best efforts to:

(i)            cause the conditions to the Offer set forth in Exhibit B to be satisfied;

(ii)           (1) seek to obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Offer and the Merger; and

(iii)          (1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Offer and the Merger.

(b)           No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action (or fail to take any action) that is intended to or has (or would reasonably be expected to have) the effect of preventing, impairing, delaying or otherwise adversely affecting the (i) consummation of the Offer and the Merger; or (ii) ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 6.4 will be considered a violation of this Section 7.1.

(c)           No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 7.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

7.2          Antitrust Filings.

(a)           Filings Under the HSR Act and Other Applicable Antitrust Laws. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will use their respective reasonable best efforts to promptly file no later than ten Business Days following the date of this Agreement (i) a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act with the FTC and the Antitrust Division of the DOJ; and (ii) comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority pursuant to other applicable Antitrust Laws in connection with the Offer and the Merger (including the other Antitrust Laws set forth in Section 7.2(a) of the Company Disclosure Letter). Each of Parent and the Company will (A) cooperate and coordinate (and cause its respective Representatives to cooperate and coordinate) with the other in the making of such filings; (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) any information that may be required in order to make such filings; (C) use its respective reasonable best efforts to supply (or cause the other to be supplied) with any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use its respective reasonable best efforts to take all action necessary to, as soon as practicable, (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Offer or the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Offer or the Merger. If any Party receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b)           Divestitures. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Offer and the Merger pursuant to the HSR Act and any other Antitrust Laws applicable to the Offer or the Merger, each of Parent and Merger Sub (and their respective Affiliates, if applicable) will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (B) any other restrictions on the activities of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company and its Subsidiaries, on the other hand; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer or the Merger.

(c)           Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub will (and will cause their respective Subsidiaries to), subject to any restrictions under applicable Law, (i) promptly notify the other Parties of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material communication received by such Person from a Governmental Authority in connection with the Offer or the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Offer or the Merger to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Offer or the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Law; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Offer or the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or material discussions with or before any

Governmental Authority in respect of the Offer or the Merger without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or material discussion, and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information will not be shared with the Representatives of the other Party without approval of the Party providing the non-public information. Each of the Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

7.3          Financing.

(a)           No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date; or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect; or (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the Sponsor under the Equity Commitment Letter. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 7.3; and (2) “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 7.4.

(b)           Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take (or cause to be taken) all actions and to do (or cause to be done) all things necessary, proper and advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Equity Commitment Letter; (iii) consummate the Equity Financing at or prior to the Closing; (iv) comply with its obligations pursuant to the Equity Commitment Letter; and (v) enforce its rights pursuant to the Equity Commitment Letter.

(c)           Enforcement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.3 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Equity Financing to enforce its rights pursuant to the Equity Commitment Letter (it being understood that Parent and Merger Sub will seek to enforce, including by bringing suit for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the

Merger); or (ii) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

7.4          Financing Cooperation.

(a)           Cooperation. Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to provide Parent and Merger Sub with all cooperation reasonably requested by Parent or Merger Sub to assist them in arranging the debt financing (if any) to be obtained by Parent, Merger Sub or their respective Affiliates in connection with the Merger (the “Debt Financing”), including:

(i)            participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a reasonable and limited number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing efforts for any of the Debt Financing;

(ii)           assisting Parent and the Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda and similar documents required in connection with the Debt Financing; and (B) offering documents, prospectuses, memoranda and similar documents, in each case required in connection with the Debt Financing;

(iii)          solely with respect to financial information and data derived from the Company’s historical books and records, assisting Parent with the preparation of pro forma financial information and pro forma financial statements to the extent required by the Financing Sources, it being agreed that the Company will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

(iv)          assisting Parent in connection with the preparation and registration of (but not executing) any pledge and security documents, supplemental indentures, currency or interest hedging arrangements and other definitive financing documents as may be reasonably requested by Parent or the Financing Sources (including using reasonable best efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing and accountants’ comfort letters, in each case as reasonably requested by Parent), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(v)           furnishing Parent and Merger Sub with the unaudited consolidated balance sheet of the Company and related unaudited consolidated statements of income, cash flows and changes in stockholders’ equity for the fiscal quarter ending June 30, 2017 and each fiscal quarter ending thereafter but before the Closing, in each case, within 45 days after such fiscal quarter end; and, if relevant, an unaudited consolidated balance sheet of the Company and related audited consolidated statements of income, cash flows and changes in stockholders’ equity within 90 days after each fiscal year ending after the date of this Agreement but at least 90 days before the Closing;

(vi)          cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance as reasonably requested by Parent in order to comply with the reasonable requirements of the Financing Sources, including in connection with any sale-and-leaseback agreements or arrangements to be effected at or after the Closing;

(vii)         reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) on or prior to the Closing Date;

(viii)        delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness;

(ix)          providing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities;

(x)           taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any of its Subsidiaries to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high-yield debt financing, by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time; and

(xi)          promptly furnishing Parent and the Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent, in accordance with the requirements of the Financing Sources, relating to applicable “know your customer” and anti-money laundering rules and regulations.

(b)           Obligations of the Company. Nothing in this Section 7.4 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; or (iv) take any action that, in the good faith determination of the Company, (a) would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or (b) create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. In addition, (A) no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) will be effective until the Effective Time; (B) neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (C) any bank information memoranda and high-yield offering prospectuses or memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 7.4 will require (1) (i) any Representative of the Company or any of its Subsidiaries to execute or deliver any definitive debt documents or any other related documents, certificates or opinions in connection with the Debt Financing or (ii) any Representative of any of the Company’s Subsidiaries to deliver any definitive debt documents or certificates or opinions or take any other action under this Section 7.4 that could reasonably be expected to result in personal liability to such Representative; (2) the Company Board to approve any financing or Contracts related thereto; (3) the Company and its Subsidiaries to take any action that would conflict with or violate its organizational documents, any applicable Laws or result in a violation of breach of, or default under, any agreement to which the Company or any of it is Subsidiaries is a party; and (4) the Company and its Subsidiaries to provide any information (a) the disclosure of which is prohibited or restricted under applicable Law or (b) where access to such information would (i) give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such information; or (ii) violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound.

(c)           Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used (i) solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) solely in connection with a description of the Company, its business and products or the Merger; and (iii) in a manner consistent with the other terms and conditions that the Company reasonably imposes.

(d)           Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources or prospective financing sources and other financial institutions and investors that may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(e)           Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 7.4.

(f)            Indemnification. The Company, its Subsidiaries and its and their respective Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith. Parent’s obligations pursuant to Section 7.4(e) and this Section 7.4(f) are referred to collectively as the “Reimbursement Obligations.”

(g)           No Exclusive Arrangements. In no event will the Sponsor, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the Financing Sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Offer or the Merger.

(h)           No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing is not a condition to the Offer or the Closing. If the Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Exhibit B and Article VIII, to consummate the Offer and the Merger, respectively.

7.5          Anti-Takeover Laws. The Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to the Offer, the Merger, the Tender and Support Agreements or the other transactions contemplated hereby or thereby; and (b) if any “anti-takeover” Law becomes applicable to the Offer, the Merger, the Tender and Support Agreements or the other transactions contemplated hereby or thereby, take all action within their power to ensure that Offer, the Merger, the Tender and Support Agreements and the other transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Offer, the Merger, the Tender and Support Agreements and the other transactions contemplated hereby or thereby, as applicable.

7.6          Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article IX and (2) Effective Time, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any Trade Secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 7.6 will be construed to require the Company, any of its Subsidiaries or any of its or their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 7.6 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.6. All requests for access pursuant to this Section 7.6 must be directed to the Company’s General Counsel or another person designated in writing by the Company.

7.7          Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

7.8          Rule 14d-10. The Parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”), to certain Company Stockholders and holders of Company Options and Company Stock-Based Awards. The Compensation Committee of the Company Board of Directors (the “Company Compensation Committee”) (a) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each Arrangement presented to the Company Compensation Committee on or prior to the date of this Agreement, (ii) the treatment of the Company Options and Company Stock-Based Awards, as applicable, in accordance with the terms set forth in this Agreement, and (iii) the terms of Section 7.9 and Section 7.10; and (b) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Each member of the Company

Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

7.9          Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)           Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company and its Subsidiaries pursuant to any indemnification agreements between the Company and any of its Subsidiaries, on the one hand, and any of their respective current or former directors or officers (and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the “Indemnified Persons”) or employees for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)           Indemnification Obligation. Without limiting the generality of Section 7.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect as of the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (to the extent that such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (ii) the Offer or the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent). Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 7.9(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified

Person’s entitlement to indemnification under this Agreement with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel (the fees and expenses of which will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined that such Indemnified Person is not entitled to indemnification, the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation or any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c)           D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 7.9(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 7.9(c), the Company may (or, if the Parent requests, the Company will) purchase a prepaid “tail” policy (a “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for a Tail Policy does not exceed the Maximum Annual Premium. If the Company purchases a Tail Policy prior to the Effective Time, then the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such a Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as such a Tail Policy is in full force and effect.

(d)           Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each case, proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.9.

(e)           No Impairment. The obligations set forth in this Section 7.9 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and their heirs and representatives) who is a beneficiary pursuant to the D&O Insurance or a Tail Policy) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons (and their heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or a Tail Policy are intended to be third party beneficiaries of this Section 7.9, with full rights of enforcement as if a Party. The rights of the Indemnified Persons (and other persons (and their heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or a Tail Policy) pursuant to this Section 7.9 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law.

(f)            Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 7.9 will be joint and several.

(g)           Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

7.10        Employee Matters.

(a)           Change of Control Acknowledgement. Parent hereby acknowledges and agrees that a “change of control” (or similar phrase) within the meaning of each of the Company Benefit Plans, as applicable, will occur as of the Acceptance Time.

(b)           Existing Arrangements. From and after the Acceptance Time, the Company will (and Parent will cause the Surviving Corporation to) honor all of the Company Benefit Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Acceptance Time. Notwithstanding the foregoing, nothing in this Section 7.10 will prohibit the Surviving Corporation from amending or terminating any such Company Benefit Plans or compensation or severance arrangements in accordance with their terms or as otherwise permitted under applicable Law.

(c)           Employment; Benefits. Immediately following the Closing, the employment of all employees of the Company and its Subsidiaries as of the Effective Time will continue with the Surviving Corporation and its Subsidiaries. For a period of one year following the Effective Time (or until the Continuing Employee’s termination, if shorter), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide each Continuing Employee with (i) severance benefits that are no less favorable than those provided by the Company and its Subsidiaries to such Continuing Employee under the existing terms of an applicable Company Benefit Plan in effect as of the date of this Agreement and provided to Parent prior to the date of this Agreement, (ii) base compensation that is no less favorable than the base compensation provided by the Company and its Subsidiaries to such Continuing Employee as of the date of this Agreement, and (iii) group medical, dental, vision, life, accidental death and dismemberment and disability benefits (“Group Welfare Benefits”) that are, in the aggregate, substantially comparable to those provided by the Company and its Subsidiaries to such Continuing Employee as of the date of this Agreement, unless the costs to the Company or its Affiliates to provide such Group Welfare Benefits materially increase, in which case, Continuing Employees will be provided Group Welfare Benefits that are, in the aggregate, substantially comparable to the Group Welfare Benefits provided by Parent and its Affiliates to their similarly situated employees.

(d)           New Plans. To the extent that an employee benefit plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate and vesting (other than vesting of future equity awards) and for purposes of vacation accrual and severance pay entitlement, to the same extent such service was recognized for similar purposes under the Company Benefit Plans immediately prior to the Closing, except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent, the Surviving Corporation and its Subsidiaries shall use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Benefit Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Benefit Plan in which such Continuing Employee participates immediately before the Acceptance Time (such plans, the “Old Plans”), other than limitations that were in effect with respect to such Continuing Employee as of immediately prior to the Acceptance Time under the corresponding Old Plan; (ii) with respect to each New Plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any Continuing Employee, (A) all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents and (B) any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be recognized under the New Plan for purposes of satisfying all deductible, co-payments, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and

(iii) the crediting of the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, will not be subject to forfeiture (except to the extent such forfeitures applied under the Company Benefit Plans in effect as of to the date of this Agreement).

(e)           No Third Person Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, neither this Section 7.10 nor any provisions of this Agreement relating to Company Benefit Plans will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to Parent, the Surviving Corporation and its Subsidiaries otherwise satisfying its obligations under this Section 7.10, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Benefit Plan or other benefit plan or arrangement or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) be treated as establishment, an amendment of, or undertaking to establish or amend, any Company Benefit Plan or other benefit plan or arrangement.

7.11        Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Offer and the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

7.12        Notification of Certain Matters.

(a)           Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article IX and (2) Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Offer set forth in Sections (4), (5), (6) or (7) of Exhibit B to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Offer or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 7.12(a).

(b)           Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article IX and (2) Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to prevent or materially delay or impede the consummation of the Offer or the Merger. No such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Offer and the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 7.12(b).

7.13        Public Statements and Disclosure. Promptly following the execution of this Agreement, Parent and the Company shall each issue a press release concerning this Agreement and the Merger that is reasonably acceptable to the other Party. Thereafter, subject to Section 6.3 and Section 6.4, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement, the Offer or the Merger, except that the Company will not be obligated to engage in such consultation with respect to communications (i) that are required by applicable Law; (ii) that are principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); or (iii) to the extent related to a Superior Proposal or Company Board Recommendation Change.

7.14        Transaction Litigation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (1) termination of this Agreement pursuant to Article IX and (2) Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) consider in good faith Parent’s advice with respect to any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 7.14, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

7.15        Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

7.16        Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

7.17        Credit Agreement. At or prior to the Effective Time, Parent will provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company to repay and discharge in full all amounts outstanding under the terms of the Credit Agreement. Promptly following the Effective Time, the Company will repay and discharge such indebtedness in a manner acceptable to the parties to the Credit Agreement and Parent.

7.18        Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub (with a copy also sent to the Company) a written consent adopting this Agreement in accordance with the DGCL.

7.19        Conduct of Business by Parent and Merger Sub. From the date of this Agreement until the earlier to occur of the (1) termination of this Agreement pursuant to Article IX and (2) Acceptance Time, unless the Company otherwise consents, Parent and Merger Sub will not, and will not direct any of their Affiliates (including Sponsor) to:

(a)           acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business competes in any line of business of the Company or its Subsidiaries and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Offer or the Merger or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Offer or the Merger; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the Offer or the Merger; or

(b)           enter or agree to enter into any definitive agreement for the acquisition of any business or Person or take or agree to take any other action that, in either case, would reasonably be expected to materially interfere with their ability to make available to the Payment Agent immediately prior to the Acceptance Time funds sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement.

ARTICLE VIII
CONDITIONS TO THE MERGER

8.1          Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Closing of each of the following conditions:

(a)           Purchase of Shares of Company Common Stock. Merger Sub will have accepted for payment all of the shares of Company Common Stock that are validly tendered and not withdrawn pursuant to the Offer.

(b)           No Prohibitive Injunctions or Laws. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Offer or the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no Law will have been enacted, entered, enforced or deemed applicable to the Offer or the Merger, that, in each case, prohibits, makes illegal or enjoins the consummation of the Offer or the Merger.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1          Termination. This Agreement may be validly terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Time, only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)           by mutual written agreement of Parent and the Company;

(b)           by either Parent or the Company if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Offer or the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Offer or the Merger and has become final and non-appealable; or (ii) any Law is enacted, entered, enforced or deemed applicable to the Offer or the Merger that prohibits, makes illegal or enjoins the consummation of the Offer or the Merger, except that the right to terminate this Agreement pursuant to this Section 9.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;

(c)           by either Parent or the Company if the Offer has expired or been terminated in accordance with the terms of this Agreement and the Offer without Merger Sub having accepted for payment any shares of Company Common Stock tendered pursuant to the Offer by 11:59 p.m.,

Eastern time, on January 17, 2018 (the “Termination Date”); except that the right to terminate this Agreement pursuant to this Section 9.1(c) will not be available to (i) (1) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 9.1(g); or (2) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 9.1(e); or (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions of the Offer set forth in Exhibit B prior to the Termination Date; or (B) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Merger Sub having accepted for payment any shares of Company Common Stock tendered pursuant to the Offer;

(d)           by either Parent or the Company, if at any expiration of the Offer on or after October 17, 2017 all of the Offer Conditions have been satisfied or waived (or are capable of being satisfied as of such expiration of the Offer) other than the Minimum Condition; provided that the right to terminate this Agreement will not be available to (i) Parent, if the Company has the valid right to terminate this Agreement pursuant to Section 9.1(g) or (ii) the Company, if Parent has the valid right to terminate this agreement pursuant to Section 9.1(e);

(e)           by Parent if (i) the Company has breached or failed to perform in any material respect its covenants or other agreements contained in this Agreement such that the condition to the Offer set forth in Section (7) of Exhibit B would not be satisfied as of the date of such breach, or (ii) any of the representations and warranties of the Company set forth in this Agreement have become inaccurate in any material respect such that the conditions to the Offer set forth in Sections (4), (5) or (6) of Exhibit B would not be satisfied as of the date of such inaccuracy, except that, in the case of each of clauses (i) and (ii), if such breach, failure to perform or inaccuracy is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 9.1(e) prior to the delivery by Parent to the Company of written notice of such breach, failure to perform or inaccuracy, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 9.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach, failure to perform or inaccuracy has been cured prior to termination (to the extent capable of being cured);

(f)            by Parent if, prior to the Acceptance Time, the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, except that Parent’s right to terminate this Agreement pursuant to this Section 9.1(f) will expire at 5:00 p.m., Eastern time, on the 10th Business Day following the date on which such right to terminate first arose;

(g)           by the Company if (i) Parent or Merger Sub has breached or failed to perform in any material respect its respective covenants or other agreements contained in this Agreement, or (ii) any of the representations and warranties of Parent and Merger Sub set forth in this Agreement have become inaccurate, which inaccuracy would have a Parent Material Adverse Effect, except that, in the case of each of clauses (i) and (ii), if such breach, failure to perform or inaccuracy is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 9.1(g) prior to the delivery by the Company to Parent of written notice of such breach, failure to perform or inaccuracy, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach, failure to perform or inaccuracy has been cured prior to termination (to the extent capable of being cured); or

(h)           by the Company at any time prior to the Acceptance Time if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a binding Alternative Acquisition Agreement reflecting the key terms of the Acquisition Transaction contemplated by that Superior Proposal and such key terms are sufficient without any additional terms or conditions to constitute a Superior Proposal; (iii) the Company pays, or causes to be paid, to Parent or its designee the Termination Fee pursuant to Section 9.3(b)(iii); and (iv) the Company has complied in all material respects with Section 6.3 and Section 6.4 with respect to such Superior Proposal.

9.2          Manner and Notice of Termination; Effect of Termination.

(a)           Manner of Termination. The Party terminating this Agreement pursuant to Section 9.1 (other than pursuant to Section 9.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 9.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination.

(b)           Effect of Termination. Any valid termination of this Agreement pursuant to Section 9.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties. Following the termination of this Agreement pursuant to Section 9.1, this Agreement will be of no further force or effect without liability of any Party to the other Parties, as applicable, except that, and subject in all respects to this Section 9.2, Section 9.3, Section 10.8 (in each case, including the limitations set forth herein or therein), Section 7.4(c), Section 7.4(f), Section 7.13, this Section 9.2, Section 9.3, Section 9.4, Section 9.5 and Article X will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the previous sentence but subject to Section 9.3(e), nothing in this Agreement will relieve any Party from any liability for any willful and material breach of this Agreement. No valid termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Equity Commitment Letter, which rights, obligations and agreements will survive the valid termination of this Agreement in accordance with their respective terms.

9.3          Fees and Expenses.

(a)           General. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Offer and the Merger will be paid by the Party incurring such fees and expenses whether or not the Offer and the Merger are consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent.

(b)           Company Payments.

(i)            Future Transactions. If (A) this Agreement is validly terminated pursuant to Section 9.1(c), Section 9.1(d) or Section 9.1(e); (B) at the time of such termination, the conditions set forth in Section (1) and Section (3) of Exhibit B have been satisfied or are capable of being satisfied and, in the case of a termination pursuant to Section 9.1(e), the Company does not have a right to terminate this Agreement pursuant to Section 9.1(g); (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 9.1(c), Section 9.1(d) or Section 9.1(e), an Acquisition Proposal has been publicly announced or publicly disclosed and not withdrawn or otherwise abandoned; and (D) within one year of the termination of this Agreement pursuant to Section 9.1(c), Section 9.1(d) or Section 9.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to $4,100,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 9.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii)           Company Board Recommendation Change. If this Agreement is validly terminated pursuant to Section 9.1(f), then the Company must within two Business Days following such termination pay or cause to be paid to Parent or its designee the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii)          Superior Proposal. If this Agreement is validly terminated pursuant to Section 9.1(h), then the Company must concurrently with such termination pay or cause to be paid to Parent or its designee the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent; provided, that if such termination occurs prior to the expiration of the Transaction Solicitation Period, then “Termination Fee” in this Section 9.3(b)(iii) shall mean an amount equal to $2,800,000.

(c)           Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Termination Fee, if, as and when required to be paid pursuant to this Section 9.3, will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.

(d)           Payments; Default. If the Company fails to promptly pay any amount due pursuant to Section 9.3(b) and, in order to obtain such payment, Parent commences a Legal

Proceeding that results in a judgment against the Company for the amount set forth in Section 9.3(b) or any portion thereof, then the Company will pay or cause to be paid to Parent the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of Parent in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 4.5% plus the prime rate (as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made) through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(e)           Certain Limitations.

(i)            Parent Liability Limitation. Other than for (x) financial obligations pursuant to the terms of this Agreement or the Equity Commitment Letter that may be specifically enforced in accordance with Section 10.8 and (y) willful breach of this Agreement by Parent or Merger Sub or the Equity Commitment Letter by Sponsor, under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates for breaches of this Agreement or the Equity Commitment Letter exceed in the aggregate for all such breaches an amount equal to $16,300,000 plus the Reimbursement Obligations (the “Parent Liability Limitation”) (it being understood that (1) “willful breach” for purposes of this sentence means a material breach that is the consequence of an act or omission with the actual knowledge or intention that the taking of such act or omission would, or would be reasonably likely to, constitute a material breach of this Agreement or the Equity Commitment Letter, and (2) notwithstanding anything to the contrary in this Agreement or the Equity Commitment Letter, in order for the exception in the foregoing clause (y) to be permitted with respect to a claim of monetary damages in respect to any willful breach, the Company has first sought and was unsuccessful in obtaining a specific performance remedy to address such claim of willful breach (such clauses (1) and (2), collectively the “Willful Breach Requirements”)). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (A) Parent, Merger Sub or the Sponsor; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Affiliates (other than Parent, Merger Sub or the Sponsor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Sponsor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”), and in no event will the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter or the transactions contemplated hereby and thereby (including, any breach by the Sponsor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure. Other than the Sponsor’s obligations under the Equity Commitment Letter and other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person other than the Sponsor, Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger; provided that nothing in this

Section 9.3 shall be deemed to limit the Company’s rights as a third party beneficiary to specific performance of the Equity Commitment Letter in accordance with the terms thereof.

(ii)           Sole and Exclusive Remedy. Parent’s receipt of the Termination Fee to the extent owed pursuant to Section 9.3(b) and Parent’s right to specific performance pursuant to Section 10.8 will be the sole and exclusive remedies of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement and the Merger, and upon payment of such amount, none of the Company Related Parties will have any further monetary liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the Merger (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Parties may be entitled to remedies with respect to, the Confidentiality Agreement, Section 9.2, Section 9.3(a) and Section 9.3(d), as applicable).

(f)            Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in this Agreement, including Section 9.3(e), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 10.8(b), except that, although the Company, in its sole discretion, may, subject to the Willful Breach Requirements, determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 10.8(b), under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 10.8(b) and any monetary damages.

(g)           Non-Recourse Parent Party. Except for claims that the Company may assert (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement or (ii) against Parent or Merger Sub to the extent expressly provided for in this Agreement or the Sponsor to the extent expressly provided for in the Equity Commitment Letter, in no event will the Company seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, the Sponsor, Parent and Merger Sub) with respect to this Agreement, the Equity Commitment Letter, the Offer, the Merger, the transactions contemplated hereby and thereby (including any breach by the Sponsor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure.

(h)           Non-Recourse Company Party. Except for claims that Parent or Merger Sub may assert (i) against the Company to the extent expressly provided for in this Agreement or (ii) against any Person that is party to, and solely pursuant to the terms and conditions of, the Tender and Support Agreements, in no event will Parent or Merger Sub or any Parent Related Parties seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Company Related

Parties (other than the Company) with respect to this Agreement, the Offer, the Merger, the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Law arising out of any such breach, termination or failure.

9.4          Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)). Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 7.4(a), Section 10.3, Section 10.6, Section 10.10(b), Section 10.11 and this Section 9.4 (and the defined terms used therein) may not be amended, modified or altered without the prior written consent of the Financing Sources.

9.5          Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE X
GENERAL PROVISIONS

10.1        Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

10.2        Notices. All notices and other communications pursuant to this Agreement must be in writing and will be deemed to have been duly delivered and received (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)           if to Parent, Merger Sub or the Surviving Corporation to:

Sizmek Inc.

500 W. 5th Street, Suite 900

Austin, TX 78701

Attn:     Mark Grether

Fax:      (512) 681-6430

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Attn:     Jeffrey B. Golden, P.C.

Joshua M. Zachariah, P.C.

Fax:      (415) 439-1500

(b)           if to the Company (prior to the Effective Time) to:

Rocket Fuel Inc.

2000 Seaport Boulevard, Suite 400

Pacific Shores Center

Redwood City, CA 94063

Attn:     Randy Wootton

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:     Martin W. Korman

Rachel B. Proffitt

Douglas K. Schnell

Fax:      (650) 493-6811

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or fax number through a notice given in accordance with this Section 10.2, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 10.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 10.2. The inability to deliver because of changed address of which no notice is given will be deemed to be receipt of the notice as of the date of such inability to deliver.

10.3        Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties (including Financing Sources) to the Equity Commitment Letter; or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company Stock-Based Awards and Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement.

10.4        Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Vector Capital Management, L.P. and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

10.5        Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

10.6        Third Party Beneficiaries. Except as set forth in Section 7.9 and this Section 10.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement, except (a) as set forth in or contemplated by Section 7.9; (b) if Sponsor, Parent or Merger Sub wrongfully terminates or willfully breaches this Agreement, then, following the termination of this Agreement, the Company, may seek damages and other relief (including equitable relief) on behalf of the holders of shares of Company Common Stock, Company Stock-Based Awards and Company Options (which Sponsor, Parent and Merger Sub acknowledge and agree may include damages based on a decrease in share value or lost premium) subject to the limitations set forth in Section 9.3(e); (c) from and after the Acceptance Time, the rights of Company Stockholders who have validly tendered and not withdrawn their shares of Company Common Stock pursuant to the Offer to receive the Per Share Price set forth in Article II; and (d) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company Stock-Based Awards and Company Options to receive the merger consideration set forth in Article III. The rights granted pursuant to clause (b) of the second sentence of this Section 10.6 will only be enforceable on behalf of the holders of shares of Company Common Stock, Company Stock-Based Awards and Company Options by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock, Company Stock-Based Awards or Company Options and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith and subject to the limitations set forth in Section 9.3(e)) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (B) retained by the Company for the use and benefit of the Company in any manner that the Company deems fit. The provisions of Section 7.4(a), Section 9.4, Section 10.10(b), Section 10.11 and this Section 10.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third-party beneficiaries thereof (it being understood and agreed that Section 7.4(a), Section 9.4, Section 10.10(b), Section 10.11 and this Section 10.6 will be enforceable by the Financing Sources and their respective successors and assigns).

10.7        Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8        Remedies.

(a)           Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may, subject to the Willful Breach Requirements, pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b)           Specific Performance.

(i)            Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it by this Agreement in order to consummate the Offer or the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement (including specific performance or other equitable relief to cause Parent to perform any obligations of Parent hereunder to enforce its rights under the Equity Commitment Letter); (B) the provisions of Section 9.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of each of the Offer and the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii)           No Objections. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand (including specific performance or other equitable relief to cause Parent to perform any obligations of Parent hereunder to enforce its rights under the Equity Commitment Letter); and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement (including specific performance or other equitable relief to cause Parent to perform any obligations of Parent hereunder to enforce its rights under the Equity Commitment Letter). Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

10.9        Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware.

10.10      Consent to Jurisdiction.

(a)           General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Offer or the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 10.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement, the Offer or the Merger; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Offer or the Merger will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Offer or the Merger in any court other than the Chosen Courts. Each of Parent,

Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b)           Jurisdiction for Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties acknowledges and irrevocably agrees (i) that any Legal Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party hereto submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the Laws of the State of New York.

10.11      WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OFFER, THE MERGER, THE EQUITY COMMITMENT LETTER, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING OR AGAINST THE FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12      Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10.13      No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.

[Signature page follows.]

The Parties are signing this Agreement on the date stated in the introductory clause.

SIZMEK INC.

By:	/s/ Mark Grether
Name: Mark Grether
Title: Chief Executive Officer and President

FUEL ACQUISITION CO.

By:	/s/ Mark Grether
Name: Mark Grether
Title: Chief Executive Officer and President

ROCKET FUEL INC.

By:	/s/ E. Randolph Wootton III
Name: E. Randolph Wootton III
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Execution Copy

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of July 17, 2017, is by and among Sizmek Inc., a Delaware corporation (“Parent”), Fuel Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and each of the Persons set forth on Schedule A hereto (each, a “Stockholder”).

WHEREAS, as of the date hereof, each Stockholder (i) is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.001 per share (“Company Common Stock”), of Rocket Fuel Inc., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule A (all such shares set forth on Schedule A, together with any shares of Company Common Stock that are hereafter issued to or otherwise acquired or owned by any Stockholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”) and (ii) directly or indirectly owns the number of Company Options set forth opposite such Stockholder’s name on Schedule A;

WHEREAS, Parent, Merger Sub and the Company intend to enter into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended from time to time (the “Merger Agreement”) that provides, among other things, for Merger Sub to commence a cash tender offer for all of the issued and outstanding Common Stock of the Company (the “Offer”) and the merger of the Company and Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that each Stockholder, and as an inducement and in consideration therefor, each Stockholder (in such Stockholder’s capacity as a holder of the Subject Shares and, if applicable, Company Options) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER

1.1          Agreement to Tender.  Each Stockholder agrees to validly tender or cause to be tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (as defined below) (other than Permitted Encumbrances (as defined below)).  Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than ten (10) Business Days after, the commencement of the Offer, each Stockholder shall (i) deliver pursuant to the terms of the Offer (A) a letter of transmittal with respect to such Stockholder’s Subject Shares complying with the terms of the Offer, (B) a Certificate representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry share of any uncertificated Subject Shares, and (C) all other documents or instruments required to be delivered by the Company Stockholders pursuant to the terms of the Offer, or (ii) instruct such Stockholder’s broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Stockholder to tender such Subject Shares pursuant to and in accordance with clause (i) of this Section 1.1 and the terms of the Offer.  Each Stockholder agrees that, once such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw any of such Subject Shares from the Offer, unless and until the earliest of (i) the Offer shall have expired or been terminated in accordance with the terms of the Merger Agreement, (ii) this Agreement shall have been terminated in accordance with its terms, or (iii) such date and time as any amendment or change to the Offer or Merger Agreement is effected without such Stockholder’s consent that (A) decreases the consideration payable for each share of Company Common Stock tendered in the Offer, (B) materially and adversely affects such Stockholder or (C) violates Section 2.1(b) of the Merger Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to Parent and Merger Sub as to such Stockholder, severally but not jointly, that:

2.1.   Organization; Authorization; Binding Agreement.  If such Stockholder is an entity, such Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted (to the extent such concepts are recognized in such jurisdiction) and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such Stockholder.  Such Stockholder has full power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly and validly executed and delivered by such Stockholder, and constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Applicable Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Legal Proceeding in equity or at law).

2.2.   Non-Contravention.  The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of such Stockholder’s obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not, (i) violate any Law applicable to such Stockholder or such Stockholder’s Subject Shares or, if applicable, Company Options, (ii) except as may be required by applicable securities law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrances (other than Permitted Encumbrances) on any of the Subject Shares or, if applicable, Company Options pursuant to any Contract, agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on such Stockholder or any applicable Law, or (iii) if such Stockholder is an entity, violate any provision of such Stockholder’s organizational documents.

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2.3.   Ownership of Subject Shares, Company Options; Total Shares.  Such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such Stockholder’s Subject Shares and, if applicable, Company Options and has good and marketable title to such Subject Shares and, if applicable, Company Options free and clear of any Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares and, if applicable, Company Options (collectively, “Encumbrances”), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act (collectively, “Permitted Encumbrances”).  The Subject Shares and Company Options listed on Schedule A opposite such Stockholder’s name constitute all of the Company Securities beneficially owned by such Stockholder as of the date hereof, and such Stockholder neither holds nor has any beneficial ownership in any other Company Securities.  Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares or, if applicable, Company Options.

2.4.   Voting Power.  Other than as provided in this Agreement, such Stockholder has full voting power with respect to such Stockholder’s Subject Shares and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Subject Shares and, if applicable, Company Options.  None of such Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

2.5.   Reliance.  Such Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of such Stockholder’s own choosing.  Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6   Absence of Litigation.  With respect to such Stockholder, as of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including the Subject Shares and, if applicable, Company Options) that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact such Stockholder’s ability to perform its obligations hereunder.

2.7   Brokers.  No financial advisor, investment banker, broker, finder, agent or other Person is entitled to any financial advisor, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of such Stockholder, on behalf of such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to each of the Stockholders, jointly and severally, that:

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3.1.   Organization; Authorization.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the applicable Laws of the State of Delaware.  The consummation of the transactions contemplated hereby are within each of Parent’s and Merger Sub’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and Merger Sub.  Each of Parent and Merger Sub have full corporate power and authority to execute, deliver and perform this Agreement.

3.2.   Binding Agreement.  This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar applicable Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Legal Proceeding in equity or at law).

3.3.   Non-Contravention.  The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of its respective obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will not, (i) violate any Law applicable to Parent or Merger Sub, (ii) except as may be required by applicable securities law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrances on any of its assets or properties pursuant to, any Contract, agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on Parent or Merger Sub or any applicable Law, or (iii) violate any provision of Parent’s or Merger Sub’s respective organizational documents.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees, severally but not jointly, that until the termination of this Agreement:

4.1.   Voting of Subject Shares.

(a)  At every meeting of the Company Stockholders called during the Voting Period, and at every adjournment or postponement thereof during the Voting Period, such Stockholder shall, or shall cause the holder of record on any applicable record date to, appear or otherwise cause such Stockholder’s Subject Shares to be counted as present for purposes of establishing a quorum at any such meeting of Company Stockholders and vote such Stockholder’s Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer) (the “Vote Shares”) (i) in favor of (A) the adoption and approval of the Merger Agreement and the transactions contemplated thereby, and (B) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption and approval of the Merger Agreement and the transactions contemplated thereby or such other transaction on the date on which such meeting is held, (ii) against (A)  any Acquisition Proposal or (B) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of the Merger Agreement by the Company or result in a breach of any covenant, representation or warranty or any

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other obligation or agreement of such Stockholder under this Agreement and/or (iii) in favor of any other matter expressly contemplated by the Merger Agreement and necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the Company Stockholders.  For the purposes of this Agreement, “Voting Period” shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement pursuant to Section 5.2 hereof.

4.2.   No Transfer; No Inconsistent Arrangements.  Except as provided hereunder (including pursuant to Section 1.1 or Section 4.1) or under the Merger Agreement, such Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any or all of such Stockholder’s Subject Shares and, if applicable, Company Options, (ii) transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any or all of such Stockholder’s Company Securities, including any Subject Shares and Company Options, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of such Stockholder’s Subject Shares and, if applicable, Company Options, or any right or interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of such Stockholder’s Subject Shares and, if applicable, Company Options, (v) deposit or permit the deposit of any or all of such Stockholder’s Company Securities, including any Subject Shares, into a voting trust or enter into a voting agreement or arrangement with respect to any of such Company Securities, including the Subject Shares, or (vi) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect.  Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined.  If any involuntary Transfer of any or all of such Stockholder’s Subject Shares and, if applicable, Company Options shall occur (including, if applicable, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares and, if applicable, Company Options subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.  Such Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any Company Securities for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement.  Notwithstanding the foregoing, such Stockholder may make Transfers of Subject Shares and, if applicable, Company Options (a) to any “Permitted Transferee” (as defined below), in which case the Subject Shares and, if applicable, Company Options shall continue to be bound by this Agreement and provided that any such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement prior to the consummation of any such Transfer; (b) with respect to any Company Options which expire on or prior to the expiration of the Offer, to the Company for purpose of a net exercise permitted under the documents related to such Company Options (pursuant to which any Common Stock issued by the Company would be Subject Shares); or (c) as Parent may otherwise agree in writing in its sole discretion.  If so requested by Parent, such Stockholder agrees that the Subject Shares and, if applicable, Company Options shall bear a legend stating that the respective Subject Shares, Company Options are subject to this Agreement, provided such legend shall be removed upon

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the valid termination of this Agreement.  A “Permitted Transferee” means, with respect to any Stockholder, (i) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild, or the spouse of any child, adopted child, grandchild, or adopted grandchild of such Stockholder, (ii) any charitable organization described in Section 170(c) of the Code, (iii) any trust the beneficiaries of which include only the Persons named in clause (i) or (ii) of this definition, or (iv) any corporation, limited liability company, or partnership, the stockholders, members, and general or limited partners of which include only the Persons named in clause (i) or (ii) of this definition.

4.3.   No Exercise of Appraisal Rights; Actions.  Such Stockholder (i) waives and agrees not to exercise any appraisal rights (including pursuant to Section 262 of the DGCL) in respect of such Stockholder’s Subject Shares that may arise with respect to the Offer and the Merger and (ii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement.

4.4.   Documentation and Information.  Such Stockholder shall not make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent.  Such Stockholder consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares and/or, if applicable, Company Options, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Merger Sub may in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority.  Such Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Stockholder shall become aware that any such information shall have become false or misleading in any material respect.

4.5.   No Solicitation.  From and after the expiration of the Transaction Solicitation Period, such Stockholder shall not, nor shall such Stockholder authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any of their respective designees) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any of their respective designees), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate, or engage in discussions or negotiations, with any Person with respect to an Acquisition Proposal or with respect to any inquiries from third

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Persons relating to the making of an Acquisition Proposal (other than only informing such Persons of the provisions contained in this Section 4.5); (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement; or (vi) authorize, resolve or commit to do any of the foregoing.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Stockholder from taking any action that the Company or its Representatives are permitted to take under Sections 6.3 and 6.4 of the Merger Agreement.

4.6   Adjustments.  In the event (a) of  any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Subject Shares or (b) that such Stockholder shall become the beneficial owner of any additional shares of Company Common Stock, then the terms of this Agreement shall apply to the shares of Company Common Stock held by such Stockholder immediately following the effectiveness of the events described in clause (a) or such Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder.  In the event that any such Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4.1 hereof, then the terms of Section 4.1 hereof shall apply to such other securities as though they were Subject Shares hereunder.

ARTICLE V

MISCELLANEOUS

5.1. Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing (including facsimile transmission) and shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise any such notice, request or communication shall be deemed not to have been received on the next succeeding Business Day in the place of receipt, in each case addressed as follows: (i) if to Parent or Merger Sub, in accordance with the provisions of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address, facsimile number or e-mail address set forth on a signature page hereto, or to such other address, facsimile number or e-mail address as such party may hereafter specify in writing for the purpose by notice to each other party hereto.

5.2. Termination.  With respect to any Stockholder, this Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the date that the Offer shall have terminated or expired, in each case, without acceptance for payment of the Subject Shares pursuant to the Offer, (iv) the date of any modification, waiver or amendment to any provision of the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof, (v) the date that the Company Board (or a committee thereof) shall have effected a Company Board Recommendation Change in accordance with Section 6.4(d) of the Merger Agreement, and (vi) the mutual written consent of such Stockholder, Parent and Merger Sub.  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any breach

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of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement.

5.3.   Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

5.4.   Expenses.  All costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Offer or the Merger is consummated.

5.5.   Binding Effect; Benefit; Assignment.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, except to the extent that such rights, interests or obligations are assigned pursuant to a Transfer expressly permitted under Section 4.2.  No assignment by any party shall relieve such party of any of its obligations hereunder.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

5.6.   Governing Law; Venue.  (a)   This Agreement and all claims and causes of action arising in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b)           The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.1 shall be deemed effective service of process on such party.

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

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RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6(c).

5.7.   Counterparts; Delivery by Facsimile or Email.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties.  No party shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or by email with facsimile or scan attachment as a defense to the formation of a contract, and each such party forever waives any such defense.

5.8.   Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

5.9.   Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.10.   Specific Performance.

(a)                                 The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof, and (ii) the right of specific enforcement is an integral part of the

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transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement.

(b)                                 The parties agree not to raise any objections to (i) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Stockholders, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Stockholders pursuant to this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

5.11    Headings.  The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.12.   Mutual Drafting.  Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

5.13.   Further Assurances.  Parent, Merger Sub and each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, to perform their respective obligations under this Agreement.

5.14.   Interpretation.  Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; and (v) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

5.15   Capacity as Stockholder.  Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Stockholder or any affiliate, employee or designee of such Stockholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company.

5.16   No Agreement Until Executed.  This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Agreement is executed by all parties hereto.

5.17   No Ownership Interest.  Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or

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incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each applicable Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of the Shares, except as otherwise provided herein.

5.18   Stockholder Obligations Several and Not Joint.  The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

[Signature Page Follows]

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The parties are executing this Agreement on the date set forth in the introductory clause.

SIZMEK INC.

By:
	Name:	[ ]
	Title:	[ ]

FUEL ACQUISITION CO.

By:
	Name:	[ ]
	Title:	[ ]

[Signature Page to Tender and Support Agreement]

MDV IX, L.P.

Name:
Title:

Address for Notices

3000 Sand Hill Road, Bldg. 3, Suite 290
Menlo Park, CA 94025

[Signature Page to Tender and Support Agreement]

MARTHA M. CONWAY & RICHARD A FRANKEL TR UA 03/13/09 CONWAY FRANKEL FAMILY TRUST

Name:
Title:

Address for Notices

[Signature Page to Tender and Support Agreement]

Schedule A

Name of Stockholder	No. of Company Common Stock	No. of Company Options
MDV IX, L.P.	9,295,955	0
MARTHA M. CONWAY & RICHARD A FRANKEL TR UA 03/13/09 CONWAY FRANKEL FAMILY TRUST	1,795,888	0

[Schedule A to Tender and Support Agreement]

Exhibit B

Conditions to the Offer

Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of the Agreement and Plan of Merger, dated as of July 17, 2017 (the “Agreement”) among Sizmek Inc., a Delaware corporation (“Parent”), Fuel Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Rocket Fuel Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Exhibit B have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Merger Sub to extend the Offer pursuant to the terms and conditions of the Agreement, Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock that are validly tendered in the Offer and not withdrawn prior to expiration of the Offer in the event that any of the following conditions will not be satisfied prior to such expiration of the Offer:

(1) the waiting periods (and any extensions thereof), if any, applicable to the Offer and the Merger pursuant to the HSR Act and the other Antitrust Laws set forth in Section 7.2(a) of the Company Disclosure Letter will have expired or otherwise been terminated, and all requisite consents pursuant thereto (if any) will have been obtained;

(2) the Minimum Condition will have been satisfied;

(3) no Governmental Authority of competent jurisdiction will have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer, or (ii) issued or granted any orders or injunctions that are in effect as of immediately prior to the expiration of the Offer, in each case that has the effect of restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Offer or the Merger;

(4) other than the representations and warranties listed in Section (5) and Section (6) of this Exhibit B, the representations and warranties of the Company set forth in the Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of the Agreement and as of the expiration of the Offer as if made at and as of the expiration of the Offer (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct (subject to any such qualification) that would not have a Company Material Adverse Effect;

(5) the representations and warranties set forth in Section 4.1 (Organization; Good Standing), Section 4.2 (Corporate Power; Enforceability), Section 4.3(b) (Fairness Opinion), Section 4.3(c) (Anti-Takeover Laws), Section 4.4 (Stockholder Approval), clauses (vi) and (vii) of Section 4.7 (Company Capitalization), the second sentence of Section 4.12(a) (No Company Material Adverse Effect) and Section 4.25 (Brokers) of the Agreement that (A) are not qualified by Company Material

Adverse Effect will be true and correct in all material respects as of the date of the Agreement and as of expiration of the Offer as if made at and as of the expiration of the Offer (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect will be true and correct (without disregarding such Company Material Adverse Effect qualifications) as of the expiration of the Offer as if made at and as of the date of the Agreement and as of expiration of the Offer (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date);

(6) the representations and warranties set forth in Section 4.7(a), Section 4.7(b), and Section 4.7(c) (other than clauses (vi) and (vii) thereof) will be true and correct as of the Capitalization Date and as of immediately prior to the expiration of the Offer as if made at as of immediately prior to the expiration of the Offer, except for such failures to be true and correct that would not reasonably be expected to result in additional cost, expense or liability to Parent or Merger Sub, individually or in the aggregate, that is more than $250,000;

(7) the Company will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the expiration of the Offer;

(8) no Company Material Adverse Effect will have occurred since the date of the Agreement that is continuing as of the expiration of the Offer;

(9) the Merger Agreement will not have been terminated in accordance with its terms; and

(10) Parent shall have received a certificate of the Company, executed by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the date of the expiration of the Offer, certifying that the conditions set forth in Sections (4), (5), (6) and (7) of this Exhibit B have been satisfied in accordance with the terms thereof.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and (except for the conditions set forth in Sections (1), (2), (3) and (9) of this Exhibit B, which may not be waived without the prior written consent of the Company) may be waived, to the extent permitted by applicable Law, by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.